UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Endeavour International Corporation

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811 Main Street, Suite 2100

Houston, Texas 77002

April 24, 2013

Dear Stockholder:

We cordially invite you to attend Endeavour’s 2013 Annual Meeting of Stockholders, which will be held on Wednesday, May 22, 2013, at 10:00 a.m., Central Daylight Time, at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010. In addition to acting on the matters outlined in the enclosed proxy, you will hear a report on our business and have the opportunity to meet with our Directors and Executives.

Your vote is important to us. Whether or not you plan to attend the Annual Meeting in person, we encourage you to vote by proxy so that your shares will be represented. If you do attend the Annual Meeting and are a stockholder of record, you may revoke your proxy should you wish to vote in person. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a legal proxy from the record holder in order to vote your shares in person.

We look forward to seeing you at the Annual Meeting and greatly appreciate your continued support.

Sincerely,

William L. Transier

Chairman, Chief Executive Officer and President

Notice of Annual Meeting of Stockholders

To be Held May 22, 2013

Dear Stockholder:

You are cordially invited to attend the 2013 Annual Meeting of Stockholders (the “Annual Meeting”) of Endeavour International Corporation, a Nevada corporation (the “Company”), which will be held on Wednesday, May 22, 2013, at 10:00 a.m., Central Daylight Time, at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010. The Annual Meeting will be held for the following purposes:

1.	To elect one Class III Director whose term will expire in 2016;
2.	To ratify the appointment of Ernst & Young LLP (“E&Y”) as independent registered public accounting firm for the Company for the year ending December 31, 2013; and
3.	To transact such other business as may properly come before such meeting or any adjournment(s) or postponement(s) thereof.

The close of business on March 28, 2013 has been fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) or postponement(s) thereof. The approximate date on which this proxy statement and form of proxy are first being sent or given to stockholders is April 25, 2013.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we ask that you sign and return the enclosed proxy or voting instruction card, or vote via the telephone or the Internet as promptly as possible to ensure that your shares will be represented. Please see the enclosed proxy or voting instruction card for specific instructions. Your Internet and telephone votes may be cast up until 11:59 p.m., Eastern Daylight Time, on the evening of May 21, 2013. A self-addressed, postage paid envelope has been enclosed for your convenience if you wish to vote by mail. If you attend the Annual Meeting and are a stockholder of record, you may withdraw any previously given proxy and vote your shares in person. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a legal proxy from the record holder in order to vote your shares in person.

By Order of the Board of Directors,

Andrea F. Sigerseth
April 24, 2013	Secretary

Important Notice Regarding the Availability of Proxy Materials

For the Annual Meeting of Stockholders to be Held on May 22, 2013

The Notice of Annual Meeting of Stockholders, our Proxy Statement and our Annual Report are available at

www.proxyvote.com

Endeavour International Corporation

Proxy Statement

Summary of Proposals Submitted for Vote	- 1 -
Proposal One – Election of Directors	- 2 -
Proposal Two – Ratification of Independent Registered Public Accounting Firm	- 5 -
Executive Officers	- 8 -
Corporate Governance	- 9 -
Compensation Discussion and Analysis	- 18 -
Executive Compensation	- 35 -
Compensation Committee Report on Executive Compensation	- 43 -
Security Ownership of Certain Beneficial Owners and Management	- 45 -
Section 16(a) Beneficial Ownership Reporting Compliance	- 48 -
Some Questions You May Have Regarding this Proxy Statement	- 48 -
Deadlines for Stockholder Proposals for Next Year’s Annual Meeting	- 53 -
Other Matters	- 53 -
Additional Information About Us	- 54 -

2013 Proxy Statement

Summary of Proposals Submitted for Vote

Proposal One – Election of Directors

At the Annual Meeting you will be asked to elect to the Board of Directors the one person nominated by the Board of Directors – William L. Transier – to serve as a Class III director whose term will expire in 2016.

Proposal Two – Ratification of Independent Registered Public Accounting Firm

At the Annual Meeting you will be asked to ratify the Audit Committee’s appointment of Ernst & Young, LLP as the Company’s independent registered public accounting firm for the year 2013.

The Board of Directors unanimously recommends that the stockholders vote

“FOR” each of the proposals listed above.

The foregoing are only summaries of the proposals.

You should review the full discussion of the proposals in

this proxy statement before casting your vote.

Proposal One – Election of Directors

Structure of the Board

Our Amended and Restated Bylaws provide for one to fifteen Directors (as determined by resolution of the Board of Directors) to be divided into three classes consisting of Class I, Class II and Class III Directors, whose terms of office are currently scheduled to expire, respectively, on the dates of our annual meetings of stockholders in 2014, 2015 and 2016. Our Board of Directors has currently fixed the number of Directors at seven, currently consisting of two Class I members, three Class II members, and one Class III member.

Proposal

One Director is to be elected at the Annual Meeting. The nominee – William L. Transier – is a current member of the Board and is to be elected as a Class III Director for a three-year term expiring at our Annual Meeting of Stockholders in 2016. This Director will hold office until his successor is duly elected and qualified, or until his prior death, resignation or removal. There is no cumulative voting in the election of Directors and the Class III Director will be elected by a plurality of the votes cast at the Annual Meeting.

Nominee for Election and Continuing Directors

The following table sets forth information regarding the names, ages and principal occupations of the nominee and the continuing Directors, directorships in other companies held by them and the length of continuous service as a Director of the Company:

Nominee for Election at the Annual Meeting

Class III Director	Principal Occupation and Directorships	Age

	Co-Chief Executive Officer of the Company from February 2004 to September 2006; Chief Executive Officer and President of the Company since September 2006; Director of Helix Energy Solutions Group, Inc. since October 2000; Director of Cal Dive International, Inc. from December 2006 until December 2012 and Reliant Resources, Inc. (now GenOn Energy Inc.) from December 2002 until June 2009; Director of the Company since February 2004 and Chairman of the Board since September 2006.	58
William L. Transier

Continuing Directors

Class I Directors	Principal Occupation and Other Directorships	Age
	Independent oil and gas investor; Chairman, CEO and President of Gulf United Energy, Inc; Founder and Principal of Pure Gas Partners, Ltd., Founding Director of Nuevo Energy; Former Director of Pure Energy Group, Inc.; Director of the Company since May 2002 and Lead Director since September 2010.	66
John B. Connally III
	Consultant to Lambert Energy Advisory Limited; Non-Executive Director at Lambert Energy Advisory Limited since 2006; Non-Executive Director at Wicken Company Ltd. U.K.; Director of the Company since April 2007.	70
Charles J. Hue Williams

Class II Directors	Principal Occupation and Other Directorships	Age
	Provider of senior financial and strategic advice, primarily to clients in the energy and natural resources industries. Director of Atmos Energy Corporation since 2004; Director of Helix Energy Solutions Group, Inc. since February 2009; Director of the Company since March 2004.	59
Nancy K. Quinn

Class II Director	Principal Occupation and Other Directorships	Age

	Director of ION Geophysical Corporation since 2003; Director of Gulf United Energy, Inc. since January 2011; Member of Board of Managers of Constellation Energy Partners, LLC; Co-Chief Executive Officer of the Company from February 2004 to September 2006; Director of the Company since February 2004 and Vice Chairman of the Board since October 2006.	61
John N. Seitz

	Director of Cameron International Corporation since 1996; Director of Rockwood Holdings Inc. since 2006; Director of the Company since February 2010.	71
Sheldon R. Erikson

Each of the Directors named above has been engaged in the principal occupation set forth opposite his or her name for the past five years. There are no family relationships among any of our Directors or executive officers.

Review of Directors and Director Nominee

Each of our current Directors and Director nominee brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas. Set forth below are the conclusions reached by the Board with regard to its Directors and Director nominee.

Mr. Transier serves as our Chief Executive Officer and President and brings his invaluable perspective as our top executive officer to the Board. Mr. Transier also brings his 37 years of experience in the energy industry to the Board, including a strong financial foundation from his experience as a CPA, partner in an international accounting firm and CFO prior to founding and leading Endeavour.

Mr. Connally brings his many years of experience as a successful independent oil and gas investor and businessman to the Board. As the founder of several oil and gas exploration and production companies, Mr. Connally is well versed in our industry. Mr. Connally qualifies as an audit committee financial expert under SEC guidelines.

Mr. Erikson brings his many years of energy industry experience, knowledge and insight to the Board. His experience in the design, engineering and marketing of energy products and services are especially valuable to the Company. Mr. Erikson also brings over twenty years of corporate governance experience to the Board.

Mr. Hue Williams brings his extensive background in the oil and gas industry and financial markets in the United Kingdom to the Board. Mr. Hue Williams also brings many years of experience in governance and compliance to the Board.

Ms. Quinn brings her many years of experience in the U.S. financial services industry as well as her superior business leadership skills to the Board. Ms. Quinn qualifies as an audit committee financial expert under SEC guidelines.

Mr. Seitz brings his many years of experience in executive and management roles within the oil and gas industry to the Board. Mr. Seitz also brings his knowledge and expertise as a petroleum geologist to the Board.

Board of Directors Recommendation

The Board of Directors recommends voting “FOR” the election

of the Class III Director nominee.

Proposal Two – Ratification of Independent Registered Public Accounting Firm

Reasons for the Proposal

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP (“E&Y”) as independent registered public accounting firm for the Company for the year ending December 31, 2013. The submission of this matter for ratification by stockholders is not legally required; however, the Board of Directors believes that such submission is consistent with best practices in corporate governance and is an opportunity for stockholders to provide direct feedback to the Board of Directors on an important issue of corporate governance. If the stockholders do not ratify the appointment of E&Y, the selection of such firm as independent public accountants for the Company will be reconsidered by the Audit Committee. Even after such reconsideration, however, the Audit Committee would not be required to appoint a different independent registered public accounting firm. Moreover, even if the stockholders ratify the appointment of E&Y, the Audit Committee will not be prevented from appointing a different independent registered public accounting firm.

The Audit Committee of the Board of Directors initially approved the appointment of E&Y on April 9, 2012. Prior to that, KPMG LLP (“KPMG”) served as the Company’s independent registered public accountant.

KPMG’s audit reports on the consolidated financial statements of the Company and subsidiaries as of and for the years ended December 31, 2011 and 2010 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except as follows:

KPMG’s report on the Company’s consolidated financial statements as of and for the years ended December 31, 2011 and 2010, contained a separate paragraph stating that “As discussed in note 2 to the consolidated financial statements, effective December 31, 2009, the Company has changed its reserves estimates and related disclosures as a result of adopting the new oil and gas reserve estimation and disclosure requirements.”

KPMG’s audit reports on the effectiveness of internal control over financial reporting as of December 31, 2011 and 2010 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

The Company and KPMG did not, during the Company’s fiscal years ending December 31, 2011 and 2010 or the subsequent period through April 9, 2012, have any disagreements on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the matter in its reports on the Company’s financial statements. During that time, there were no “reportable events” as the term is described in Item 304(a)(1)(v) of Regulation S-K.

In connection with the Company’s pending acquisition of certain oil and natural gas interests in the North Sea (the “Properties”) through a wholly-owned UK subsidiary, E&Y audited the statement of combined revenues and direct operating expenses (the “Statement”) of the Properties for the year ended December 31, 2010. In E&Y’s opinion, the Statement presented fairly, in all material respects, the combined revenues and direct operating expenses of the Properties. The Statement and related opinion were included as Exhibit 99.4 to the Company’s Current Report on 8-K filed on February 1, 2012. Additionally, in 2009 and 2010 E&Y performed statutory audits for an immaterial wholly-owned UK subsidiary of the Company.

Except for the transaction described in the preceding paragraph, during the Company’s fiscal years ending December 31, 2011 and 2010 or the subsequent period through April 9, 2012, it did not consult with E&Y regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on its consolidated financial statements, and neither a written report was provided to the Company nor oral advice was provided to it by E&Y that E&Y concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement,” as the term is described in Item 304(a)(1)(iv) of Regulation S-K or a “reportable event” as described in Item 304(a)(1)(v) of Regulation S-K.

We requested that KPMG and E&Y each furnish a letter addressed to the SEC stating whether or not such firm agrees with the statements included above, which first appeared in our 2012 proxy statement. Copies of such letters were filed as Exhibits 16.1 and 16.2, respectively, to our Current Report on Form 8-K filed with the SEC on April 13, 2012.

A representative from E&Y is expected to be present at the Annual Meeting, will be offered the opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions.

Audit and Non-Audit Fees Summary

The total fees billed by E&Y and KPMG for fiscal year 2012 and KPMG for 2011 consisted of:

	E&Y and KPMG Combined 2012	KPMG 2011
Audit Fees (1)	1,180,608	925,431
Audit-Related Fees (2)	722,691	403,800
Tax Fees (3)	145,357	105,349
All Other Fees	-	-

(1)	Audit fees relate to professional services rendered for the audit of the annual financial statements included in annual reports on Form 10-K, the review of financial statements included in quarterly reports on Form 10-Q and audit services provided in connection with statutory and regulatory filings, including audit of internal controls over financial reporting.
(2)	Audit-related fees relate to professional services rendered for registration statements and offerings.
(3)	Tax fees relate to professional services rendered related to international and U.S. tax compliance and /or consulting.

The total fees billed by E&Y for fiscal year 2012 consisted of:

	E&Y 2012	E&Y 2011
Audit Fees (1)	733,400	N/A
Audit-Related Fees (2)	304,983	N/A
Tax Fees (3)	42,294	N/A
All Other Fees	-	N/A

(1)	Audit fees relate to professional services rendered for the audit of the annual financial statements included in annual reports on Form 10-K, the review of financial statements included in quarterly reports on Form 10-Q and audit services provided in connection with statutory and regulatory filings, including audit of internal controls over financial reporting.
(2)	Audit-related fees relate to professional services rendered for registration statements and offerings.
(3)	Tax fees relate to professional services rendered related to international and U.S. tax compliance and /or consulting.

The Audit Committee pre-approved 100% of the fees paid to E&Y and KPMG for audit, audit-related, and tax fees during fiscal 2011 and 2012. The Audit Committee is required to pre-approve all non-audit services to be performed by our principal accountant in accordance with the Audit Committee charter.

Board of Directors Recommendation

The Board of Directors recommends voting “FOR”

the ratification of Ernst & Young LLP as independent registered public accounting firm.

Executive Officers

Name	Age	Position
William L. Transier	58	Chief Executive Officer, President and Chairman of the Board of Directors

Catherine L. Stubbs	46	Chief Financial Officer

James J. Emme	56	Executive Vice President – North America

Carl D. Grenz	58	Executive Vice President – International

The following is a brief summary of the business experience of our current executive officers:

William L. Transier – Mr. Transier has served as our Chief Executive Officer, President and Chairman of the Board since September 2006. Prior to that, he served as our co-Chief Executive Officer and Director since our founding in February 2004. From November 2003 to February 2004, Mr. Transier was a founder and co-Chief Executive Officer of NSNV, Inc. From 1999 to 2003, Mr. Transier was Executive Vice President and Chief Financial Officer for Ocean Energy, Inc., an oil and gas exploration and production company, prior to its merger with Devon Energy Corporation. Mr. Transier began his career in public accounting with KPMG, an international audit and business strategy consulting firm, where he rose to the title of partner and headed its energy practice. Mr. Transier is a director of Helix Energy Solutions Group, Inc. He served as a director of Cal Dive International, Inc. from December 2006 until December 2012 and Reliant Resources Inc. (now GenOn Energy, Inc.) from December 2002 until June 2009. Mr. Transier is a former chairman of the Natural Gas Supply Association, and former chairman of the Texas Department of Information Resources, having been appointed to that post by Texas Governor Rick Perry.

Catherine L. Stubbs – Ms. Stubbs has been with the Company since 2004 serving in numerous roles including Director Accounting and Financial Controls, Director Treasury and Corporate Development, Vice President and Senior Vice President – Finance. Ms. Stubbs was promoted to the position of Chief Financial Officer on February 14, 2013. Prior to joining Endeavour, she served as Assistant Controller, Financial Reporting and Corporate Accounting at Devon Energy, Inc. (formerly Ocean Energy, Inc.) from 1997 to 2004. Ms. Stubbs began her career in public accounting with KPMG, an international audit and business strategy consulting firm, where she rose to the title of Audit Manager.

James J. Emme – Mr. Emme joined the Company on January 20, 2010 as Executive Vice President – North America. Prior to joining Endeavour, Mr. Emme served as Senior Vice President Exploration at Max Petroleum from September 2009 to January 2010 and President at Source Exploration, LLC from 2008 to 2010. He was also President and Chief Operating Officer for Elk Resources, Inc. from 2006 to 2008 and he spent more than twenty years with Anadarko Petroleum Corporation serving as Worldwide Vice President of Exploration and Business Development. Mr. Emme began his career at ARCO Oil & Gas in 1978. He is an active member of the American Association of Petroleum Geologists, the Rocky Mountain Association of Geologists and the Houston Geological Society. He also serves in various roles at the Colorado School of Mines.

Carl D. Grenz – Mr. Grenz joined the Company on November 3, 2008 as Executive Vice President – Operations and was promoted to the position of Executive Vice President – International in September 2010. Prior to joining Endeavour, Mr. Grenz served as Chief of Global Production at BHP Billiton, a global diversified resources company, from 2006 to 2008. His additional roles at BHP Billiton included

Onshore Operations Manager, Point of AYR Onshore Gas Terminal, United Kingdom from 1994 to 1998; Offshore Operations Manager, Liverpool Bay, United Kingdom from 1998 to 2001; Vice President, Director of Operations, Port of Spain, Trinidad, West Indies from 2001 to 2005; and Senior Operations Manager, Houston, Texas from 2005 to 2006. Mr. Grenz served as offshore installation manager from 1983 to 1988 and Senior Operations Superintendent from 1988 to 1991 for Hamilton Oil. Mr. Grenz began his career at Shell UK Exploration and Production in 1975.

Corporate Governance

Board and Annual Meeting Attendance

Directors are expected to make every effort to attend each Board meeting and each meeting of any Committee on which he or she sits. Attendance in person is preferred but attendance by teleconference will be permitted if necessary. Directors are also expected to make every effort to attend in person the annual meeting of stockholders. Our Board of Directors held 12 meetings during 2012. Each Director attended at least 75% of the aggregate total number of Board and Committee meetings on which such Director served during his or her tenure of service in 2012. In addition, all of the Directors attended the 2012 Annual Meeting of Stockholders held in Houston, Texas on May 24, 2012.

Director Independence

Our Board of Directors is comprised of a majority of independent directors as required by the rules of the NYSE. The Board has determined that Ms. Quinn and Messrs. Connally, Erikson, Hue Williams and Seitz are “independent” as that term is defined by the rules of the NYSE and the SEC. During 2012, the Board also determined that Mr. Nergaard, a former director, was independent. In making this determination, the board considered transactions and relationships between each director or his or her immediate family and the Company and its subsidiaries. The purpose of this review was to determine whether any such relationships or transactions were material and, therefore, inconsistent with a determination that the director is independent. When assessing the materiality of a director’s relationship with us, the Board of Directors considers the issue not merely from the standpoint of the Director, but also from the standpoint of the person or organizations with which the Director has an affiliation.

In particular, in 2012, the Board evaluated Mr. Hue Williams’ status as a Compliance Consultant to Lambert Energy Advisory Limited, an energy financial consulting company to which we paid fees totaling approximately $495,295 in 2012. Lambert Energy and its subsidiaries provide us with ongoing financial advisory services as well as specific transaction–related services. Mr. Hue Williams’ consulting services to Lambert Energy are limited in scope to compliance issues. The subject matter upon which Mr. Hue Williams consults has no bearing upon the financial advisory services provided to the Company and he receives no compensation from Lambert Energy related to the services provided by Lambert Energy to the Company.

Also, the Board evaluated Mr. Erikson’s status as a member of the board of directors of Cameron International Corporation to which we paid approximately $5,985,888 in 2012. Cameron International is a supplier of flow equipment, systems and services to worldwide oil, gas and process industries. The Board determined that, per NYSE rules, these transactions did not affect Mr. Erikson’s independence and did not exceed established thresholds.

As a result of this review, the Board affirmatively determined, based on its understanding of such transactions and relationships, that, with the exception of Mr. Transier, none of our Directors has any material relationships with the Company or its subsidiaries, and that all such Directors are independent of the Company under the standards set forth by the NYSE and the SEC. Accordingly, as required, a majority of the members of the Board are independent. Mr. Transier is not independent because of his employment as an executive of the Company. This independence determination is analyzed annually to promote arms-length oversight.

Board Committees

The Board of Directors currently has the following four standing committees:

1.	Audit Committee;
2.	Compensation Committee;
3.	Governance & Nominating Committee; and
4.	Technology & Reserves Committee

The charters for each Committee are available on our website at www.endeavourcorp.com or in print to any stockholder who requests it. Requests may be sent to the attention of the Corporate Secretary, Endeavour International Corporation at 811 Main Street, Suite 2100, Houston, Texas 77002.

Audit Committee

The Audit Committee consists of Ms. Quinn and Messrs. Connally and Hue Williams. Ms. Quinn serves as Chair of the Audit Committee. While the Board has determined that both Ms. Quinn and Mr. Connally are qualified to serve as financial experts, Ms. Quinn is the designated Audit Committee financial expert. The Audit Committee held 10 meetings during 2012. The Board of Directors has determined that all of the members of the Audit Committee are independent in accordance with the requirements of the rules and regulations of the SEC promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules of the NYSE. The Audit Committee is appointed by the Board of Directors to assist the Board in oversight of:

•	the integrity of our financial statements;
•	our compliance with legal and regulatory requirements;
•	the performance of our internal audit function and independent auditors; and
•	the independent auditor’s qualifications and independence.

The report of the Audit Committee is set forth beginning on page 44.

Compensation Committee

The Compensation Committee consists of Ms. Quinn and Messrs. Connally and Erikson. Mr. Connally serves as Chair of the Compensation Committee. The Compensation Committee held 5 meetings during 2012. The Board of Directors has determined that all of the members of the Compensation Committee are independent in accordance with the rules of the NYSE and meet the heightened standards of independence with respect to compensation committee members under the rules of the NYSE and SEC The Compensation Committee is appointed by the Board of Directors and has overall responsibility for reviewing, evaluating and approving our executive officer compensation arrangements, plans and policies.

The report of the Compensation Committee is set forth beginning on page 43.

The Compensation Committee oversees the administration of compensation programs applicable to all of our employees, including our executive officers, under its charter adopted by the Board of Directors.

The Compensation Committee has the sole authority to approve to the extent the Committee determines necessary or appropriate the following compensation items for our executive officers:

•	annual base salary level;
•	annual incentive opportunity level;
•	long-term incentive opportunity level;
•	employment agreements and severance arrangements; and
•

any special or supplemental benefits, a significant portion of which should be, in the Committee’s view, equity-based compensation, intended to align the employees’ interests with those of our stockholders.

The Compensation Committee has the sole authority to decide whether to retain a compensation consultant to assist in the evaluation of executive officer compensation and has sole authority to approve any such consultant’s fees and other retention terms. The Compensation Committee has delegated administration of compensation programs applicable to employees who are not executive officers to the Chief Executive Officer of the Company.

Governance and Nominating Committee

The Governance and Nominating Committee consists of Messrs. Erikson, Connally, and Seitz. Mr. Erikson serves as Chair of the Governance and Nominating Committee. The Governance and Nominating Committee held 5 meetings during 2012 and is appointed by the Board of Directors to:

•

assist the Board in identifying individuals qualified to become Board members and to recommend to the Board individuals to be nominees for election at the annual meetings of stockholders or to be appointed to fill vacancies;

•	recommend to the Board director nominees for each Committee of the Board;
•	advise the Board about appropriate composition of the Board and its Committees;
•	recommend corporate governance guidelines and assist the Board in implementing those guidelines; and
•	assist the Board in its annual review of the performance of the Board and its Committees.

Technology & Reserves Committee

The Technology & Reserves Committee consists of Messrs. Seitz and Hue Williams. Mr. Seitz serves as Chair of the Technology & Reserves Committee. The Technology & Reserves Committee held 3 meetings during 2012. The Technology & Reserves Committee is appointed by the Board of Directors to:

•	provide understanding and clarification of the technical aspects of our business in order to enable the Board to make informed, strategic business decisions and vote on related matters;
•	review and monitor the Company’s technology strategy and significant technology investments in support of its evolving business needs;
•	monitor and evaluate current or emerging technologies which might be useful and applicable to the Company’s business;
•	assist the Company, in consultation with management, in identifying and deploying applicable technologies;
•	monitor and evaluate the Company’s reserve evaluation process in conjunction with current laws, regulations and industry standards; and
•	assist the Company, in consultation with management, to evaluate and select independent reserve engineering consultants.

Qualification and Nomination of Director Candidates

The Governance and Nominating Committee has the responsibility under its charter to recommend nominees for election as directors to the Board of Directors. In February 2007, the Governance and Nominating Committee recommended Board Governance Guidelines which the Board of Directors approved. Among other governance matters, the Board Governance Guidelines set forth our Board membership criteria. The Board Governance Guidelines are available on our website at www.endeavourcorp.com.

The Governance and Nominating Committee is responsible for reviewing, with the Board on an annual basis, the appropriate skills and characteristics required of Directors in the context of the current make-up of the Board. This assessment includes issues of diversity, age and skills. While the Governance and Nominating Committee does not have a formal policy with respect to diversity, it seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds. The Governance and Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The skill set of the overall Board provides a basis for the evaluation and establishes guidelines for an overall set of skills inherent in the group of members of the Board. In all cases, the skills an individual brings to the Board should be considered in the context of the overall needs for expertise on the Board.

Each member brings a unique and valuable perspective to the governance of the Company. When these unique skill sets are combined in an environment of collegial interaction and respect, they provide the overall skill set of the Board and provide a strong governance structure.

The skills which we seek in a nominee fall into the two primary areas of business skills and interpersonal social skills. In considering candidates for the Board, the Governance and Nominating Committee will identify the personal characteristics needed in a director nominee so that the Board as a whole will possess the Qualifications of the Board as a Whole as identified in the Board Governance Guidelines and as needed on the Board at the time of the selection of a Director nominee. It is expected that the characteristics needed in a Director nominee will depend on the skills of current Directors and the current needs of the Company. There is currently no set of specific minimum qualifications that must be met by a nominee recommended by the Governance and Nominating Committee. The Governance and Nominating Committee will consider, through such means as it considers appropriate, potential Director nominees thought to possess the Business Skill Set and the Individual Personal and Social Skill Set as identified in the Board Governance Guidelines.

Recommendation or Nomination of Directors by Stockholders

The Board Governance Guidelines and the Governance and Nominating Committee charter provide proper procedures for identifying Director nominees. The Board Governance Guidelines and the Governance and Nominating Committee charter are available on our website at www.endeavourcorp.com or in print to any stockholder who requests it. Requests may be sent to the attention of the Corporate Secretary, Endeavour International Corporation, at 811 Main Street, Suite 2100, Houston, Texas 77002.

Any stockholder wishing to recommend a candidate for Director should submit the recommendation in writing in care of the Corporate Secretary, Endeavour International Corporation, at 811 Main Street, Suite 2100, Houston, Texas 77002. The written notice should contain the name and address of the stockholder recommending the candidate, the candidate’s name and address, a description of all arrangements or understandings (if any) between the stockholder and the individual being recommended as a potential director, such information about the individual being recommended as would be required to be included in a proxy statement filed under then-current SEC rules, and an indication of the individual’s willingness to serve as a Director. The Governance and Nominating Committee will consider all candidates recommended by any stockholder who complies with the foregoing procedures on the same basis as candidates recommended by our Directors and other sources. For stockholders wishing to nominate a Director candidate for election by the Company’s stockholders, please see the procedures and deadlines for doing so under “Deadlines for Stockholder Proposals for Next Year’s Annual Meeting.”

Codes of Conduct

We have adopted a Code of Business Conduct which applies to all employees, including all executive officers. The Code of Business Conduct was reviewed and updated in November 2011 and it covers topics including, but not limited to, conflicts of interest, insider trading, competition and fair dealing, discrimination and harassment, confidentiality, payments to government personnel, anti-bribery and anti-corruption laws, U.S. embargos and sanctions, compliance procedures and employee complaint procedures. The Code of Business Conduct is posted on our website at www.endeavourcorp.com.

We have also adopted a Code of Ethics for the Chief Executive Officer and Senior Financial Officers, which is posted on our website at www.endeavourcorp.com. We intend to disclose any amendments to, or waivers from, our Code of Ethics for the Chief Executive Officer and Senior Financial Officers on our website, www.endeavourcorp.com, promptly following the date of any such amendment or waiver.

Board Leadership Structure

William L. Transier serves as both our Chairman of the Board and Chief Executive Officer. During 2012 the Governance & Nominating Committee reviewed, and the independent Board members re-affirmed, that the most effective Board leadership structure for the Company is for the Chief Executive Officer to also serve as Chairman of the Board, a leadership structure that has served the Company well since inception. Since the Company’s performance is an integral part of Board deliberations, the Board believes that the Chief Executive Officer is the Director best qualified to act as Chairman of the Board because the Chief Executive Officer has the most insight into the Company’s performance, opportunities and challenges.

The Board also believes that independent oversight of management is an important component of an effective Board of Directors, and since Mr. Transier serves as both Chairman of the Board and Chief Executive Officer, the Board elected to appoint John B. Connally III as Lead Director in September 2010. As Lead Director, Mr. Connally acts as liaison between the Chairman and the independent Directors, works with the Chief Executive Officer to ensure the timely flow of information to the Board and presides over the executive sessions of the Board’s independent directors. This arrangement allows our Chief Executive Officer to focus on the Company’s day-to-day business and strategy, and convey the management perspective to the Directors, while also providing independent oversight of the Board. The Board believes that this structure represents an appropriate allocation of roles and responsibilities for the Company at this time and retains the authority to further modify this structure to best address the Company’s circumstances, and so advance the best interests of all stockholders, as and when appropriate.

Our Board’s Role in Risk Oversight

Our Board generally administers its risk oversight function through the Board as a whole and through its Committees. Our Chief Executive Officer, who reports to the Board, and the other executives named in this proxy statement, who report to our Chief Executive Officer, have day-to-day risk management responsibilities. Each of these executives attends the meetings of our Board, where the Board routinely receives reports on our financial results, the status of our operations and our safety performance, and other aspects of implementation of our business strategy, with ample opportunity for specific inquiries of management. The Audit Committee provides additional risk oversight through its quarterly meetings, where it receives a report from our Chief Accounting Officer, Chief Financial Officer, Internal Audit, and other senior financial officers who review our contingencies, significant transactions and subsequent events, among other matters, with management and our independent auditors. The Compensation Committee helps our Board to identify our exposure to any risks potentially created by our compensation programs. The Governance and Nominating Committee oversees risks relating to our corporate compliance programs and assists the Board and management in promoting an organizational culture that encourages commitment to ethical conduct and compliance with the law. The Technology and Reserves Committee assists the Board in overseeing risk relating to our technology and reserves. Each of the Board’s Committees makes regular reports to the Board.

Directors’ Continuing Education

The Company’s Director education policy can be found in the Board Governance Guidelines. The governance guidelines are available on our website at www.endeavourcorp.com or in print to any stockholder who requests it. Requests may be sent to the attention of the Corporate Secretary, Endeavour International Corporation at 811 Main Street, Suite 2100, Houston, Texas 77002.

The Company’s policy encourages all members of the Board of Directors to attend Director education programs appropriate to their individual backgrounds. The Company believes educational opportunities help Directors to stay abreast of developments in corporate governance and “best practices” relevant to their contribution to Endeavour, the Board of Directors, and their specific Committee assignments. The Director education policy provides that the Company will reimburse Directors for all costs associated with attending any Director education program.

Director Service on Other Boards

Recognizing the substantial time commitment required of Directors, we expect that Directors will serve on the boards of other public companies only to the extent that, in the judgment of our Board, such services do not detract from the Directors’ ability to devote the necessary time and attention to Endeavour. Generally, Directors who serve as our chief executive officer should not be on the Boards of more than three other public companies, and all other Directors should limit their service to no more than five public company boards.

Directors Who Change Job Responsibilities

An individual Director who changes the principal employment position he or she held when elected to the Board should notify the chairman of the Governance and Nominating Committee. This policy is not intended to require any Director who changes employment to step down. There should, however, be an opportunity for the Board via the Governance and Nominating Committee to review the continued appropriateness of Board membership under these circumstances.

Term Limits and Retirement

We do not believe there should be term limits on service as a Director on our Board. While term limits could help ensure fresh ideas and viewpoints, they hold the disadvantage of losing the contribution of Directors who have been able to develop, over a period of time, increasing insight into the Company and its operations and, therefore, provide an increasing contribution to the Board as a whole. As an alternative to term limits, the Governance and Nominating Committee, in consultation with the Chairman, reviews the propriety of each Director’s continuation on the Board at the conclusion of his or her term.

Stock Ownership Guidelines

The Board of Directors believes that significant stock ownership in Endeavour by our executive officers and Directors leads to a stronger alignment of interests between management and stockholders and will result in enhanced stockholder value. In February 2007, the Board adopted stock ownership guidelines. These guidelines were further reviewed and updated on February 16, 2012 and are expressed as a multiple of annual base salary for executive officers and annual retainer for Directors as follows:

POSITION	OWNERSHIP LEVELS
CEO	6X
All Other Executive Officers	3X
Directors	5X

Directors and executive officers have five years from the adoption of these guidelines, or from taking office, whichever is later, to reach the applicable stock ownership level.

Until the applicable stock ownership level is met, upon the vesting of a restricted stock award and after the payment of taxes due as a result of vesting, the officer or Director is required to hold the net vested shares. Net vested shares are the shares remaining after payment of the applicable taxes owed as a result of vesting of the restricted stock. The officer or Director will not be required to accumulate any shares in excess of the number of shares owned once the value of shares owned reaches the stock ownership level, regardless of subsequent changes in price of the shares. However, the officer or Director may only sell shares, other than as required for the payment of taxes due as a result of a vesting, if, after the sale of shares, the officer or Director will still be in compliance with the stock ownership level under these guidelines as of the day the shares are sold based on current share price and compensation level.

In the event of personal hardship, the Compensation Committee of the Board of Directors has authority to approve deviations from these guidelines.

Director Compensation

Compensation for non-employee (“outside”) Directors was reviewed on December 5, 2012. At that time, we determined our compensation program for outside Directors to be in line with other publicly traded exploration and production companies of a similar market capitalization, its peer group, and thus compensation remains unchanged for 2013:

	2012	2013
Upon first appointment or election to the Board	• Restricted shares of common stock valued at $125,000 on date of grant	• Unchanged

Annual compensation	• $50,000 • Restricted shares of common stock valued at $125,000 on date of grant	• Unchanged

Attendance fees – Board Meeting	• $2,000	• Unchanged

Attendance fees – Committee Meetings	• $1,500	• Unchanged

Audit Committee Chairperson fee	• $15,000	• Unchanged

Compensation Committee Chairperson fee	• $12,500	• Unchanged

Committee Chairperson fee for Committees other than Audit & Compensation	• $10,000	• Unchanged

Lead Director	• $20,000	• Unchanged

The restricted stock vests in equal annual increments over a term of three years, commencing on the first anniversary of the award.

Directors’ fees are paid on a quarterly basis. Our Directors have the option of making an annual election to receive, in lieu of cash fees, shares of common stock equal in value to 125% of the cash payment that they would have otherwise received.

The following table provides compensation information for the year ended December 31, 2012 for each non-employee member of our Board of Directors. Mr. Transier does not receive additional compensation for services as a Director and his compensation is discussed in “Executive Compensation”.

	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Total

Name	($)	($) (4)	($) (4)	($)
John B. Connally III	130,000	125,000	-	255,000

Sheldon R. Erikson	123,750(1)	125,000	-	248,750

Charles J. Hue Williams	87,500	125,000	-	212,500

Nancy K. Quinn	111,500	125,000	-	236,500

Ashok Nayyar (2)	28,281(1)	125,000(2)	-	153,281

Leiv L. Nergaard (3)	88,125(1)	125,000(3)	-	213,125

John N. Seitz	89,500	125,000	-	214,500

(1)	For the year 2012, Messrs. Erikson, Nayyar and Nergaard elected to take shares in lieu of cash payments for all fees earned. These shares of common stock are equal in value to 125% of the cash payments these directors would have otherwise received.
(2)	Mr. Nayyar joined the Board on September 12, 2012 and resigned on March 5, 2013. His 2012 new director stock award was forfeited upon resignation.
(3)	This grant of restricted stock vested it its entirety upon Mr. Nergaard’s resignation from the Board on September 12, 2012.
(4)	These amounts represent the aggregate grant date fair value calculated pursuant to FASB ASC Topic 718, disregarding any estimates or forfeitures on the date of grant. See Note 13 of the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2012 regarding assumptions underlying valuation of equity awards.

The following table presents the grant date fair value of each award made to non-executive directors during 2012 and the aggregate number of share awards outstanding at December 31, 2012.

	Year Ended December 31, 2012		At December 31, 2012

Name	Aggregate Grant Date Fair Value for Restricted Stock Awards ($)	Aggregate Grant Date Fair Value for Stock Option Awards	Aggregate Number of Stock Awards Outstanding (#)	Aggregate Number of Stock Options Outstanding (#)
Mr. Connally	125,000		22,998	-

Mr. Erikson	125,000	-	22,998	-

Mr. Hue Williams	125,000	-	22,998	-

Ms. Quinn	125,000	-	22,998	-

Mr. Nergaard	125,000(1)	-	-	-

Mr. Seitz	125,000	-	22,998	-

Mr. Nayyar (2)	125,000	-	13,412	-

(1)	This grant of restricted stock vested in its entirety upon Mr. Nergaard’s resignation from the Board on September 12, 2012
(2)	Mr. Nayyar joined the Board on September 12, 2012 and resigned on March 5, 2013.

Compensation Discussion and Analysis

The compensation discussion and analysis (“CD&A”) set forth below provides an explanation of our compensation programs, including the objectives of such programs and the rationale for each element of compensation, for our Chief Executive Officer (“CEO”), and our two other most highly compensated executive officers that were employed with us at the end of the 2012 year, as well as our former Chief Financial Officer (the “Named Executive Officers”). This section also describes the actions and decisions of the Compensation Committee of our Board of Directors as it relates to 2012 compensation decisions. The discussion is divided into the following sections:

I.	Executive Summary
II.	The Purpose of Our Executive Compensation Program
III.	Role of the Compensation Committee and Executives in Setting Compensation
IV.	Our Compensation Philosophy
V.	Factors Influencing 2012 Compensation
VI.	Elements of Executive Compensation and Decisions for 2012
VII.	2013 Compensation
VIII.	Other Compensation and Tax Matters

I.	Executive Summary

Endeavour’s 2012 Business Highlights

Our executive management team led Endeavour through significant strategic achievements during 2012. Specifically, we acquired additional interest in the Alba field from Conoco which required significant effort on our part to finalize and close the deal. We also brought the Bacchus field on production during 2012 resulting in a significant increase in our crude oil production level. We achieved all of our quantitative goals for the year, including:

¡	Increased production to over 10,300 BOEPD, a 151% increase over 2011 production;
¡	Increased our 1P reserves by 13%;
¡	Increased our cash flow from production to over $161 million; and
¡	Zero safety and environmental incidents.

Despite accomplishing these significant strategic, operational, and financial objectives, our share price performance did not respond in positive correlation to the achievement of our quantitative goals even though our stock price ranked at the 54th percentile among the peers used in our relative total shareholder return plan described on page 29 of this proxy statement. Consequently, the Compensation Committee applied negative discretion to the annual bonus awards, and the potential realizable value from our outstanding share-priced based long-term incentives was reduced significantly. These actions are described further in this CD&A.

2012 Key Compensation Actions or Decisions

The core of our executive compensation program continues to be pay for performance and the majority of executive pay is not guaranteed. Our performance-based pay is designed to align our executive officers’ interests with those of our stockholders and to promote the creation of stockholder value, without encouraging excessive risk-taking. A significant portion of each executive’s total annual cash compensation is at risk and dependent upon our company’s achievement of specific annual performance goals. In addition, our long-term incentive compensation represents the majority of the executive’s total target compensation and is designed to reward long-term stock performance. In the case of our CEO, 100% of his long-term incentive compensation is at risk and dependent upon the company’s common stock price performance over time.

Cash Incentives for 2012 Performance

For 2012, payments under our annual incentive bonus program reflect our company’s performance and the achievement of our 2012 performance goals. As discussed further under the heading “Annual Incentive Bonus Awards for 2012 Performance” beginning on page 27 of this proxy statement, we significantly exceeded the target operational and financial goals for 2012 due to the significant strategic accomplishments achieved by the executive management team during 2012. However, the Committee exercised negative discretion to reduce the annual bonus awards to reflect our share price performance. Based on its assessment of individual contributions, the Committee determined that Mr. Transier was most influential in the strategic achievements that led to our improved operational statistics, particularly in light of the departure of our previous Chief Financial Officer during 2012. Consequently, the Committee evaluated Mr. Transier’s performance as above target while applying the Committee’s discretion to reduce the remaining officers’ bonuses below target.

Long-Term Incentive Compensation

In December 2011, the Compensation Committee approved certain changes to our long-term incentive program, commencing with the 2012 performance year, to further link pay to share price performance. Beginning in January 2012, the Compensation Committee elected to incorporate relative TSR (Total Shareholder Return) performance shares into our equity program, the vesting of which will depend entirely upon Endeavour’s multi-year relative TSR results. This change is being done to incentivize superior stock performance over an extended period and to further align the interests of our CEO and other Named Executive Officers with our stockholders.

As discussed further under the heading “Long-Term Incentive Awards for 2012” beginning on page 28 of this proxy statement, the CEO received 100% of his long-term incentive award in the form of performance-based awards including relative TSR performance shares and cash performance awards. The other Named Executive Officers received a greater target percentage in performance-based awards and a smaller target percentage in time-based restricted stock.

Our Executive Compensation Practices

Below is what we believe to be best compensation and governance practices which provide the framework for our executive compensation programs:

¡

We provide the CEO and our other Named Executive Officers with total annual compensation that includes three principal elements: base salary, performance-based annual cash incentive awards, and long-term equity-based incentives;

¡	We do not provide executive perquisites or other personal benefits;
¡	Our cash-based annual incentives are tied to specific pre-established financial, operational and safety performance goals;
¡	We grant performance shares that vest solely upon the achievement of multi-year TSR results relative to peer companies;
¡

The CEO’s long-term incentive compensation is only in performance-based awards and as a result he is 100% at risk in his long-term incentive compensation tied to the performance of the Company’s stock price;

¡	The Compensation Committee, which is comprised solely of independent directors, reviews and approves all elements of named executive officer compensation;

¡	The Compensation Committee retains an independent compensation consultant to advise on executive compensation matters and best practices;
¡	The Compensation Committee reviews our compensation program to ensure that it does not incentivize excessive risk-taking;
¡	We do not provide tax gross-ups for CEO post-termination benefits;
¡	We do not offer excessive severance arrangements;
¡	We have stock ownership requirements for the CEO, other Named Executive Officers, and directors;
¡	We cap maximum cash-based incentives;
¡

In line with the choice that the majority of our stockholder’s voted for in 2011, we will hold a “say on pay” vote at our annual meeting in 2014 in order to allow our stockholder’s to provide an advisory vote for or against our executive compensation program; and

¡	Executives and non-employee directors are prohibited from hedging transactions or short-selling their ownership of company stock.

II.	The Purpose of Our Executive Compensation Program

The purpose of our executive compensation program is to provide a meaningful reward system that motivates our executives to be good stewards over our stakeholders’ and stockholders’ interests. It is also intended to provide a competitive total reward program that allows us to attract and retain qualified executive talent from our industry, and among other industries, as appropriate.

Our executive compensation programs are intended to provide incentives for executives to:

¡	Continue to grow our business in alignment with our stated long-term strategy;
¡	Build significant stockholder wealth over the long-term;
¡	Deliver annual performance that reflects the execution of our stated strategy based on annual goals;
¡	Focus on delivering results as a leader in safety and environmental performance;
¡	Remain with us over the long-term;
¡	Reflect the value we place on innovation and personal contribution; and
¡	Focus on being an active thought leader for the industry ensuring a continuing and important role for the upstream industries.

III.	Role of the Compensation Committee and Executives in Setting Compensation

Our executive compensation program is administered by the Compensation Committee of our Board of Directors. The Compensation Committee members include Mr. Sheldon R. Erikson, Ms. Nancy K. Quinn, and Mr. John B. Connally III, who has served as the committee chair since 2004. Mr. Erikson was appointed to the Committee in May 2011.

The Compensation Committee’s responsibilities include:

¡	Evaluating and approving the Company’s overall compensation strategy;
¡	Annually reviewing the performance of and setting the compensation (i.e., salary, incentive awards, and all other elements) for the Company’s CEO;
¡	Annually reviewing the performance of and setting the compensation for the other executive officers after considering the CEO’s recommendations; and
¡	Reviewing and approving annual incentive payouts and long-term incentive awards under our plans.

A more complete description of the Compensation Committee’s responsibilities and functions is set forth in the Compensation Committee’s charter, which can be found on our website at http://www.endeavourcorp.com.

Consistent with the listing requirements of the New York Stock Exchange, the Compensation Committee is composed entirely of independent, non-employee members of the Board of Directors. Each year, the Compensation Committee reviews any and all relationships that each director may have with us and the Board of Directors reviews the Compensation Committee’s findings.

While the Compensation Committee has the responsibility to approve and monitor all compensation for our CEO and other Named Executive Officers, the CEO plays an important role in determining executive compensation. At the Compensation Committee’s request, the CEO recommends appropriate company-wide and business unit financial and non-financial performance goals. Under the direction of the Compensation Committee, the CEO and the Vice President, Human Resources work with the Compensation Committee to establish the agenda and prepare meeting information for each Compensation Committee meeting. Our CEO likewise assists the Compensation Committee by providing his evaluation of the performance of the executive officers who report directly to him, and recommends compensation levels for such officers.

The Compensation Committee retained the independent executive compensation consultant Meridian Compensation Partners, LLC to assist with the evaluation and determinations for our 2012 executive compensation program. Under the terms of the engagement, Meridian Compensation Partners, LLC reports directly to the Compensation Committee. Although Meridian Compensation Partners, LLC also works in cooperation with management as required to gather information necessary to carry out its obligations to the Compensation Committee, they do not have a separate engagement with our management. Meridian Compensation Partners, LLC’s review of 2012 compensation included a review and comparison of compensation programs at our peers, a comparison of executive positions against our compensation peer group and industry market groups and design of the relative TSR performance share plan. In connection with its engagement of Meridian Compensation Partners, LLC, the Compensation Committee assessed the independence of Meridian Compensation Partners, LLC pursuant to applicable SEC and NYSE rules and concluded that Meridian Compensation Partners, LLC’s work for the Compensation Committee does not raise any conflicts of interest. Meridian Compensation Partners, LLC does not provide any services to the company outside of the compensation analysis.

IV.	Our Compensation Philosophy

Our compensation philosophy reflects the realities of the competitive market in which we operate and the characteristics of our entrepreneurial environment. The program for executive officers, which consists of base salary, performance-based annual bonus and long-term stock-based incentive awards, is designed to promote the strategic objectives that are critical to our long-term success while closely aligning the interests of our executives with the interests of our stockholders. The Compensation Committee’s philosophy in establishing executive compensation programs is:

¡

Compensation programs should be designed to allow us to attract and retain very experienced and high caliber professionals and executives in the oil and gas industry. This is a challenge to all in our industry, but we strongly believe that the attraction and retention of highly qualified executive talent is a key to the execution of our strategy. As we continue to expand our operations, we have designed our compensation program to attract the type of executive who has the talent and experience to successfully carry out our business model.
¡

Compensation programs should relate to both individual and Company performance. We believe that our compensation programs should provide the opportunity for our CEO and other Named Executive Officers to earn performance-based compensation that is competitive with similarly situated executives of other public companies within the oil and gas industry in the U.S. and European markets. To help ensure that we understand the competitive environment, the Compensation Committee has retained Meridian Compensation Partners, LLC as an independent compensation consultant to assist with this competitive analysis. While we believe that the definition of competitors should generally consider companies in our peer group of similarly situated oil and gas companies, we also recognize that it is difficult to limit the definition to that universe since the competition for talent often crosses many segments of the industry and several different countries.

¡

Compensation programs should closely align the interests of executives with those of stockholders. For this reason, we have designed programs that base a significant portion of executive compensation on performance-based cash and equity incentive awards. We believe that this strong focus on incentive compensation best reflects our place in the business cycle and provides the best opportunity for attracting the right mix of executive talent.

¡

Compensation programs should reflect our place in the business cycle and the accompanying risk profile of the business. We understand that a company in a growth mode of the business cycle generally represents greater career risk to employees than employment at a mature energy company. For this reason, our incentive compensation programs provide for a higher percentage of at-risk compensation for our executives. Similarly, we generally de-emphasize executive benefits and perquisites compared to more mature companies in our industry.

V.	Factors Influencing 2012 Compensation

Market Data

During 2012, the Compensation Committee retained Meridian Compensation Partners, LLC as an independent compensation consultant to assist it with a market analysis and provide general consulting services. Meridian Compensation Partners, LLC provided the Compensation Committee with market data from a peer group of companies to assist with its determination of compensation. However, the market data was only used as a comparison for reference, and the Compensation Committee did not target a specific percentile within the market data.

Our current peer group is composed of similarly-sized companies within the exploration and production industry. The Compensation Committee reviews the composition of the peer group annually to ensure that the companies are relevant for comparative purposes.

On an annual basis the Compensation Committee conducts a review of the peer companies using the following selection criteria:

¡	Publicly traded U.S.-based companies operating in the U.S., Gulf of Mexico or North Sea;
¡	Exploration companies with assets at or less than $3 billion; and
¡	Companies that compete for executive talent.

Based on the peer group review, the following peer group was utilized for 2012 compensation decisions:

2012 Peer Group	FYE 2011 Assets ($Mn)
Carrizo Oil & Gas, Inc.	$1,528
Crimson Exploration, Inc.	$436
Energy XXI, Ltd.	$2,799
Gastar Exploration, Ltd.	$335
Goodrich Petroleum Company	$862
McMoran Exploration Company	$2,939
Northern Oil & Gas, Inc.	$726
Rex Energy Corporation	$602
Rosetta Resources, Inc.	$1,065
Swift Energy Company	$2,212
Venoco, Inc.	$930
W&T Offshore, Inc.	$1,869
Endeavour International Corp.	$925

ATP Oil and Gas Corporation was removed from the peer group following their August 17, 2012 voluntary Chapter 11 filing.

2012 Company Performance

The Compensation Committee believes that an assessment of Company performance is key in determining annual bonus compensation for the executive officers. At the beginning of 2012, the Compensation Committee established a threshold, target and maximum for specific operational and financial goals and set certain safety and corporate initiatives to use as guidelines to evaluate Company performance.

Our 2012 corporate goals, which are the primary goals used in determining the annual incentive bonuses for our CEO and other Named Executive Officers, are set forth below, including year-end results.

Goal	Weighting (1)	Threshold	Target	Maximum	Performance Results
Production Growth Increase production in 2012 (BOEPD)	40%	5,000	6,500	8,000	10,300
Reserves Increase 1P reserves	20%	5%	10%	15%	13%
Finance Production cash flow	20%	$40M	$50M	$60M	$161M

Goal	Weighting (1)	Main Objectives	Performance Results
Corporate	10%

–      Ensure that the U.K. is ready to take on role as operator

–      Expand and improve capability of Accounting and Finance to handle expected growth in the Company

–      Focus on developing in-house intellectual capital through recruitment and cross-functional exchanges

–      Work with a sense of urgency while adhering to core values

–      Quarterly EC Planning Sessions

–      Leadership team meeting

–      Regular management and staff communications

			– Overall substantial completion of these objectives
Health, Safety and Environment (HSE)	10%	– Do zero harm to people and the environment	– Zero incidents at the Company managed sites during 2012

(1)	Weighting are assigned to each performance objective based on the priority of the objective. These weightings act as guidelines rather than formal payout levels.

Following robust discussions with the CEO and with the Company’s independent compensation consultant, the Compensation Committee independently evaluated the Company performance. The Compensation Committee conducted a detailed analysis of Company performance related to the business objectives and concluded the following:

Production Growth – Physical production growth was the primary business objective for 2012. Production increased 151% to 10,300 BOEPD in 2012 from 4,100 BOEPD in 2011. The Compensation Committee analyzed both U.S. and U.K. production results and concluded that the overall performance exceeded the maximum objective.

Reserve Growth – The Company increased proved and probable reserves for the year. 1P reserves increased 186% to 23.2 MMBOE in the U.K. representing a 532% reserve replacement ratio. Overall, the Company increased 1P reserves by 13%. This increase was negatively effected in the U.S. by lower natural gas prices. The Compensation Committee concluded the 1P reserve growth exceeded the target objective for 2012.

Finance – Production cash flow determined by oil and gas revenues less operating expenses increased to $161M in 2012 from $42M in 2011, representing a 283% increase. As a result the Compensation Committee concluded the overall performance exceeded the maximum objective.

Corporate and HSE – The Compensation Committee reviewed the 2012 objectives related to corporate and HSE matters and concluded that the objectives were substantially met.

In summary, the Compensation Committee concluded overall that the combination of the above corporate objectives exceeded the maximum performance results.

Individual Performance

The Compensation Committee believes that individual performance should be a key factor in determining compensation. The Compensation Committee evaluated individual performance independent of Company performance for 2012.

The Compensation Committee does not use a formulaic approach to apply these factors, but takes the Company performance into consideration along with individual performance, market data, competition for qualified talent, retention, compensation history and internal equity, and applies its discretion in determining compensation levels.

VI.	Elements of Executive Compensation and Decisions for 2012

The following describes the primary elements of our executive compensation program and the influence of our philosophy on those elements.

Base Salary

All of our employees are paid a base salary which represents a fixed sum of compensation due the individual in return for their service to us. In establishing base salaries for the executive officers, the Compensation Committee considers a number of factors including the executive’s job responsibilities, individual achievements and contributions, level of experience, personal compensation history, the base salaries typically paid for similar positions within the oil and gas industry and the geographic location of our offices.

Our Compensation Committee reviews the base salary of our CEO and all other Named Executive Officers annually to ensure that a competitive position is maintained. Generally, our CEO recommends to the Compensation Committee changes to salaries for executive officers other than himself, while the Compensation Committee independently considers and approves changes to our CEO’s salary. The Compensation Committee independently reviews the market data provided by Meridian Compensation Partners, LLC, considers the CEO’s recommendations, and then makes its own independent determinations for our executives.

Based on the Compensation Committee’s review of the above discussed factors, the market data and independent judgments, there were no changes made to the salaries of the CEO or our Named Executive Officers in 2012.

Incentive Compensation Overview

Beginning in 2012, we placed a greater emphasis on pay-for-performance programs which including performance-based cash compensation that rewards strong operational and financial performance, and long-term incentive awards that reward stock price and total shareholder return performance which are designed to place at risk the majority of target incentive pay. Annual incentive bonus payments are determined primarily by annual operational and financial results and are not directly linked to Endeavour’s stock price performance. Long-term incentive compensation is tied to Endeavour’s stock price performance and to total shareholder return performance relative to a designated industry peer group over a long-term time horizon.

The following bar graphs set forth the percentage of 2012 total target incentive compensation represented by each major element of compensation, indicating the percentage of 2012 target incentive compensation that is at risk in the form of performance-based annual incentive bonus and long-term incentive awards. The percentages are based upon the Compensation Committee’s approved 2012 target levels for each compensation element.

Annual Incentive Bonus Compensation

Annual incentive bonuses are used to focus our management on achieving annual key corporate objectives, positioning us for long-term growth, motivating certain desired individual behaviors and rewarding substantial achievement of our objectives and individual goals. Executive positions have a target annual incentive bonus range as a percentage of base salary that reflects their level of responsibility in the organization and industry practices. Percentage targets are established by both the Compensation Committee with the assistance of market data provided by Meridian Compensation Partners, LLC.

Individual annual incentive bonus targets for our CEO and Named Executive Officers in 2012 were as follows:

Name	2012 Annual Bonus Target (% of Base Salary)
William L. Transier	100%
Carl D. Grenz	100%
James J. Emme	100%

All annual target bonus awards for our CEO and Named Executive Officers are capped at a 200% maximum. Our CEO’s annual bonus target has remained unchanged since 2007 at 100% of base salary with a 200% maximum. The Compensation Committee has set these levels to provide linkage between performance and compensation. In this way, compensation can be adjusted from year to year reflective of both Company and individual performance.

The Compensation Committee considers individual performance, as well as corporate financial and operational performance, in determining the amount of an executive’s annual bonus. Annually, the CEO recommends to the Compensation Committee performance objectives which may include both quantitative and qualitative factors and a weighting is assigned to each performance objective based on the priority of the objective. These weightings, however, act as guidelines rather than formal payout levels. The Compensation Committee conducts a thorough assessment of the performance results and may exercise discretion in making final awards.

Annual Incentive Bonus Awards for 2012 Performance

In December 2012, bonus payout amounts were recommended to the Compensation Committee by our CEO for the Named Executive Officers based upon his overall assessment of the Company’s 2012 performance and individual performance.

As previously described in “2012 Company Performance” on page 23, we achieved our quantitative operational and financial goals for 2012 due to the significant strategic accomplishments achieved by the executive management team during 2012. Despite accomplishing these significant strategic, operational, and financial objectives, our share price performance did not respond in positive correlation to the achievement of our quantitative goals. Consequently, the Compensation Committee applied negative discretion to the annual bonus awards. Based on its assessment of individual contributions, the Committee determined that Mr. Transier was most influential in the strategic achievements that led to our improved operational statistics, particularly in light of the departure of the CFO. Accordingly, the Committee evaluated Mr. Transier’s performance as above target, while applying the Committee’s discretion to reduce the remaining officers’ bonuses below target.

The following annual incentive bonuses were paid to our CEO and Named Executive Officers on December 31, 2012.

Officer	Target 2012 Bonus	Maximum 2012 Bonus	Percent of Target Earned for 2012	2012 Annual Bonus
William L. Transier	100%	200%	175%	$1,400,000
Carl D. Grenz	100%	200%	75%	$356,250
James J. Emme	100%	200%	75%	$356,250

Long-Term Incentive Compensation

We generally use long-term incentive compensation to reward long-term performance, encourage the achievement of superior results over time, align executive and stockholder interests, and retain executive management. As we continue to expand operations in the U.S. and work toward development projects in the U.K., we base a significant portion of our executive compensation on compensation linked to the market performance of our common stock. The Compensation Committee believes that this aligns the executive’s interests with shareholder value and return as we pursue our expansion and growth strategies.

In December 2011, the Compensation Committee approved certain changes to our long-term incentive program commencing with the 2012 performance year to further link pay to performance. Beginning in 2012, the Compensation Committee elected to incorporate relative TSR performance shares into our long-term incentive program, the vesting of which will depend entirely upon Endeavour’s multi-year relative TSR results. This change has been enacted to incentivize superior stock performance over an extended period and to further align the interests of our CEO and Named Executive Officers with our stockholders.

It was determined by the Compensation Committee that the CEO would receive 100% of his long-term incentive award at risk in the form of performance-based awards including relative TSR performance shares and cash performance awards, and the other Named Executive officers would receive a greater target percentage at risk in performance-based awards and a smaller percentage in time-based restricted stock.

Long-Term Incentive Awards for 2012

In December 2011, the Compensation Committee approved the structure and amount of the awards after reviewing a proposal from management and considering market data prepared by Meridian Compensation Partners, LLC, which considered individual performance, long-term potential, retention risk, difficulty of replacement, long-term impact of position and internal equity. The Compensation Committee determined an aggregate target value for the long-term awards that each Named Executive Officer would receive for the 2012 year, and in January 2012, the Compensation Committee granted the executives long-term incentive awards structured as set forth in the following tables:

Type of Award	Vesting Requirement	Vesting Period	Percentage of Total Award Value (CEO)	Percentage of Total Award Value (Other NEO’s)
Restricted Stock	Time-based	One-third per year.	0%	25%
Cash Performance Target Award	Performance-based	Performance based on stock price performance, one-third per year. Cash award made based on the average closing stock price for the last twenty trading days prior to the vesting date.	60%	37.50%
Relative Total Shareholder Return Performance Shares	Performance-based	Performance based on a stock price performance relative to a designated peer group over a three-year performance period.	40%	37.50%

The table below sets forth the 2012 target values set by the Compensation Committee for both the stock-based and cash-based awards granted in 2012 which will vary from the expense value required under FASB ASC Topic 718 reflected in the Stock Awards column in the Summary Compensation Table. There is no assurance that the target amounts below will ever be realized by the CEO or the Named Executive Officers.

			(A)	(B)	(A) + (B)
Name	Restricted Stock Award (#)	Target TSR Performance Shares (#)	Total Target Stock-Based Awards (1) ($)	Target Cash Performance Award ($)	Total Target Long- Term Incentive Award (2) ($)
William L. Transier	-	143,885	$1,000,000	$1,500,000	$2,500,000
Carl D. Grenz	28,978	59,353	$687,500	$412,500	$1,100,000
James J. Emme	28,978	59,353	$687,500	$412,500	$1,100,000

(1)	Represents the total target dollar value of the share-based awards which include TSR performance shares for the CEO and other Named Executive Officers and restricted stock only for the Named Executive Officers other than the CEO in 2012.
(2)	Represents the total 2012 target long-term incentive award value which includes a combination of the share-based awards (TSR performance shares and restricted stock as applicable) and the cash-based long-term incentive awards which includes the cash performance awards described on page 30 of this proxy.

Relative Total Shareholder Return Performance Share Plan

The Compensation Committee conducted an extensive review of the design for the long-term incentive program in conjunction with Meridian Compensation Partners, LLC. The Compensation Committee determined that the 2012 long-term incentive awards should have a greater correlation to company performance by further linking executive compensation with long-term stock performance by implementing a relative total shareholder return performance share plan (TSR performance plan). Under the TSR performance plan, each Named Executive Officer received a target number of performance shares in January 2012. To earn the performance shares, the relative total shareholder return ranking will be measured among a designated peer group at the end of a three-year performance period and payouts will be based on the following schedule.

The Company’s Performance Ranking Group Among Peers	Payout as a % of the Number of Target Performance Units
85th Percentile or above	200%
65th to 84th Percentile	150%
35th to 64th Percentile	100%
25th to 34th Percentile	50%
Below 25th Percentile	0%

The peer group for the TSR performance plan was determined with the assistance of Meridian Compensation Partners, LLC and will be reviewed on an annual basis. To account for the potential consolidation of the exploration and production industry in the future, the peer group was expanded from the peer group used in the market analysis referenced on page 23. The following is the selection criteria used to select the peer group for the 2012 plan:

¡	U.S., Gulf of Mexico, or North Sea Operations;
¡	Assets no greater than $3 billion;
¡	Market cap greater than $50 million; and
¡	Exclude limited partnerships, trusts, and ADRs.

Below are the peer companies used in the 2012 TSR performance plan:
Relative TSR Performance Plan Peer Group
Abraxas Petroleum Corp	Equal Energy Ltd.	PrimeEnergy Corp
Approach Resources Inc.	EXCO Resources Inc.	Ram Energy Resources Inc.
Berry Petroleum	Gasco Energy Inc.	Rex Energy Corp
Bill Barrett Corp.	Gastar Exploration Ltd.	Rosetta Resources Inc.
Callon Petroleum	Georesources Inc.	Sandridge Energy Inc.
Carrizo Oil & Gas Inc.	GMX Resources Inc.	SM Energy Co
Clayton Williams Energy Inc.	Goodrich Petroleum Corp.	Stone Energy Corp
Comstock Resources Inc.	Gulfport Energy Corp.	Swift Energy Co
Contango Oil & Gas Co.	Isramco Inc.	Ultra Petroleum Corp
Continental Resources Inc.	McMoran Exploration Co.	Vaalco Energy Inc.
Crimson Exploration Inc.	Northern Oil & Gas Inc.	Vanguard Natural Resources
Double Eagle Petroleum Co.	Panhandle Oil & Gas Inc.	Venoco Inc.
Energy Partners Ltd.	Penn Virginia Corp.	W&T Offshore Inc.
Energy XXI Ltd.	Petroquest Energy Inc.	Warren Resources Inc.

Cash Performance Awards

Our cash performance award payout schedule was modified in 2011 to make future payouts more difficult to attain, thus further linking executive compensation with positive long-term stock performance. To receive a target cash performance award, the average closing stock price for the last twenty trading days prior to the vesting date must have a total shareholder return of 15% over the original base amount which is set as the average closing price for the last twenty trading days prior to the award date. Similar to the relative TSR performance plan and consistent with market practices, there are payout opportunities below the target award level. We believe it is important to structure the cash performance award payout opportunities to align with shareholder value and focus on retaining executive talent.

Below is a summary of the 2012 cash performance awards. The potential payout is determined by the total shareholder return over each annual vesting period using the “base amount” which is the average closing stock price for the last twenty trading days prior to the award date and the “vesting price” which is the average closing stock price for the last twenty trading days prior to the vest date. The first third of the award vested in January 2013 and received payout of 58% of target based on the 20-day average price of $5.76 prior to the vesting date.

2012 Cash Performance Award Example: If the target award is $3,000, the award on each vesting date is $1,000. The cash payment due on each vesting is set out below.
Granted Jan. 2012 at $6.95; Vesting Jan. 2013, 2014 & 2015 Average Price (20 days prior to vesting date)	Minimum and Maximum Potential Payout (%)	Minimum and Maximum Potential Payout ($)
$13.90	200%	$2,000.00
$10.43	175%	$1,750.00
$7.99	100%	$1,000.00
$6.95 (1)	75%	$750.00
$5.21	50%	$500.00
$3.48	25%	$250.00
$3.47	0%	$0.00
(1)	Reflects the base amount for the 2012 awards which is the average closing stock price for the last twenty trading days prior to the award date.

Restricted Stock Awards

Restricted stock awards are intended to retain executive officers and reward them for absolute long-term stock price appreciation while providing some retention value. Restricted stock awards granted to the executive officers in 2012 will vest in substantially equal quarterly increments over three years from the grant date. For the executive vice presidents in 2012, the shift to performance-based long-term incentive awards resulted in a reduced target restricted stock award from the previous year. The CEO received no grant of time-based restricted stock in 2012 since all grants were in performance-based awards.

The 2012 program continues a balanced approach to long-term incentives consistent with our Compensation Committee’s view that equity compensation should align executives with stockholders, provide incentives tied to performance, and serve as a retention vehicle. The Compensation Committee determined that the proper recognition of executive performance in light of the current stock prices should be heavily weighted on long-term incentives which serve to reward executives while aligning their interests with the stockholders.

We do not have any program, plan or obligation that requires us to grant equity compensation on specified dates. Generally, we grant equity compensation annually at the beginning of the year and upon initial employment with the Company. At its December meeting, the Compensation Committee approves equity compensation grants to be issued; generally on the first business day of the next year. Grants for newly hired employees, or promoted employees, are approved by the Compensation Committee for CEO and other Named Executive Officers and by the CEO for all other employees. The Compensation Committee encourages executives to maintain ownership of our stock and/or to hold unexercised options after vesting. See “Stock Ownership Guidelines” for specific ownership guidelines for our CEO and other Named Executive Officers, directors and other employees.

Perquisites and Personal Benefits

We provide our executive officers the same employee benefits that we provide to all full-time employees, such as health, disability and life insurance. In addition, Mr. Grenz, who transferred to our London office in 2008, is provided housing and a foreign-service premium to offset the higher cost of living in London. This arrangement is in line with our International Assignment Policy which is available to all employees on full time international assignment.

We provide a 401(k) savings plan for all employees. Our executive officers participate on the same level as all employees, with Company matching of contributions up to $10,000 for 2012, which was four percent of compensation up to the maximum annual compensation limit of $250,000 in accordance with Section 415 of the Internal Revenue Code of 1986, as amended.

International Assignment Policy

We recognize that execution of our business strategy may require certain U.S. employees to spend extended time in our London and Aberdeen offices. For employees, including executives, assigned to job duties outside their country of permanent residence, we have an international assignment policy designed to achieve:

¡	Fair and equitable treatment between employees on international assignments and their home-country counterparts;
¡	Compliance with applicable legal statutes in countries of operation; and
¡	Cost effective, common and consistent policies and procedures.

Under this policy, we pay reasonable travel and moving costs associated with moving to, or returning from, the host country and housing costs in the host country. Upon acceptance of the international assignment, the employee will generally be eligible for a foreign-service premium. This premium is a based on a cost-of-living index that is prepared by an independent firm. The foreign-service premium recognizes the higher costs of goods and services in the host country. The employee and Company jointly contribute to the costs of taxes in the host country in a manner designed to ensure that the total tax burden of international assignment generally approximates the tax burden the employees would have paid with respect to their incomes from the Company had they remained in their home countries.

As outlined in our international assignment policy, Mr. Grenz was eligible for Company-provided housing, a foreign-service premium to offset the higher costs for goods and services in London and tax equalization payments until his repatriation. These costs are considered taxable compensation.

Extensive Travel Policy

Given the international nature of our business, certain U.S. employees as designated by the CEO may be required to spend extended time assigned to our foreign offices. For these employees, we have an extensive travel policy that provides an excess travel payment and a per diem amount as follows:

¡

Excess Travel Payment - 1% of base pay for each 10 day period the extensive traveler is away from their permanent residence and which is taxable compensation. This payment is in addition to the normal performance bonus the Company may from time to time have in effect.

¡	Per Diem Payment – per diem reimbursement, as outlined by the IRS, for their travel days. This is not considered taxable income.

In 2012, Mr. Transier and the former CFO, Mr. Kirksey were the only Named Executive Officers to receive payments pursuant to our extensive travel policy during the year. Effective, September 30, 2012 the program was suspended for the CEO and the other Named Executive Officers.

Severance Benefits

We provide severance benefits through our CEO’s employment agreement and through change-in-control agreements with each of our remaining executive vice presidents. These agreements provide for severance compensation to be paid if employment is terminated under certain conditions, such as at the executive’s election for “good reason” following a change in control or a termination by us other than for “misconduct” or “disability”, each as defined in the agreements. Additionally, our long-term incentive grant agreements provide for accelerated vesting of equity awards upon the occurrence of a change in control. These provisions are generally based on market practices as provided to us by Meridian Compensation Partners, LLC and assist us in recruiting and retaining the members of the executive team. Please read “Executive Compensation — Employment, Change in Control and Severance Agreements” for a description of the material terms of the employment agreement, change in control agreements and the change in control provisions of the stock grant agreements.

VII.	2013 Compensation

In December 2012, the Compensation Committee, as part of the review of executive compensation that is conducted annually, made no changes to the salaries of our CEO or the Named Executive Officers in 2013. In addition, no changes were made to the annual bonus target percentage for the CEO or the Named Executive Officers.

2013 Long-Term Incentive Awards Program

The 2013 program continues to focus on performance-based long-term incentives designed to reward long-term performance, encourage the achievement of superior results over time, align executive and stockholder interests, and retain executive management. For the CEO, the Committee put greater emphasis on the relative TSR performance shares by raising the target percentage of the award from 40% in 2012 to 50% in 2013.

In January 2013, the Compensation Committee granted the CEO and the other Named Executive Officers long-term incentive awards as set forth in the tables below.

Type of Award	Vesting Requirement	Vesting Period	Percentage of Total Award Value (CEO)	Percentage of Total Award Value (Other NEO’s)
Restricted Stock	Time-based	One-third per year.	0%	25%

Cash Performance Target Award	Performance-based	Performance based on stock price performance, one-third per year. Cash award made based on the average closing stock price for the last twenty trading days prior to the vesting date.	50%	37.5%

Relative Total Shareholder Return Performance Shares	Performance-based	Performance based on a stock price performance relative to a designated peer group over a three-year performance period.	50%	37.5%

The table below sets forth the 2013 target values set by the Compensation Committee for both the stock-based and cash-based awards granted in 2013. There is no assurance that the target amounts below will ever be realized by the CEO or the other Named Executive Officers.

			(A)	(B)	(A) + (B)
Name	Restricted Stock Award (#)	Target TSR Performance Shares (#)	Total Target Stock-Based Awards (1) ($)	Target Cash Performance Award ($)	Total Target Long- Term Incentive Award (2) ($)
William L. Transier	0	239,006	$1,250,000	$1,250,000	$2,500,000
Carl D. Grenz	38,241	57,262	$500,000	$300,000	$800,000
James J. Emme	38,241	57,362	$500,000	$300,000	$800,000
(1)	Represents the total target dollar value of the share-based awards which include TSR performance shares for the CEO and other Named Executive Officers and restricted stock only for the Named Executive Officers other than the CEO in 2013.

(2)	Represents the total 2013 target long-term incentive award value which includes a combination of the share-based awards (TSR performance shares and restricted stock as applicable) and the cash-based long-term incentive awards which includes the cash performance awards described in the table below.

The table below illustrates the payout opportunities under the 2013 cash performance award:

2013 Cash Performance Award Example: If the target award is $3,000, the award on each vesting date is $1,000. The cash payment due on each vesting is set out below.
Granted Jan. 2013 at $5.76; Vesting Jan. 2014, 2015 & 2016 Average Price (20 days prior to vesting date)	Minimum and Maximum Potential Payout (%)	Minimum and Maximum Potential Payout ($)

$11.51	200%	$2,000.00

$8.64	175%	$1,750.00

$6.62	115%	$1,150.00

$5.76(1)	75%	$750.00

$4.32	50%	$500.00

$2.88	25%	$250.00

$2.87	0%	$0.00
(1)	Reflects the base amount for the 2013 awards which is the average closing stock price for the last twenty trading days prior to the award date.

VIII.	Other Compensation and Tax Matters

Risk Assessment Related to our Compensation Structure

We believe that our compensation plans are appropriately structured and are not reasonably likely to result in material risk to Endeavour. We believe that our approach to goal setting and to evaluation of performance results assist in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. We believe that our programs reflect sound risk management practices. We set performance goals that we believe are reasonable in light of past performance and market conditions. We also believe that we have allocated our compensation among base salary and short and long-term compensation target opportunities in such a way as to discourage excessive risk-taking. Further, with respect to our incentive compensation programs, the metrics that determine payouts for our employees are company-wide metrics only. This is based on our belief that applying Company-wide metrics encourages decision-making that is in the best long-term interests of Endeavour and our stockholders as a whole. Finally, the multi-year vesting for our long-term incentive awards, even after achievement of any performance criteria, ensures that the interests of our employees align with those of our stockholders for the long-term performance of the Company.

The Company policy prohibits all employees from selling the Company’s stock “short”, from engaging in options trading relating to the Company’s stock. The policy also prohibits executives from holding stock in a margin account or otherwise entering into any pledge arrangement that would permit a third party to sell Company stock without the executive’s consent or knowledge.

Accounting and Tax Implications

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the corporate income tax deduction for compensation paid to the principal executive officer and the three most highly compensated executive officers (other than the chief executive officer) to $1,000,000 annually, unless the compensation is “performance-based compensation” and qualifies under certain other exceptions. Our policy is primarily to design and administer compensation plans which support the achievement of long-term strategic objectives and enhance stockholder value. Where it is consistent with our compensation philosophy, the Compensation Committee will also attempt to structure compensation programs that are tax-advantageous to the Company, although our primary objective will be to provide compensation that we deem to be appropriate in each individual situation. However, Section 162(m) of the Internal Revenue Code of 1986, as amended, is currently not an issue that impacted our compensation decisions in 2012 as the Company has no taxable income in the United States.

Executive Compensation

Summary Compensation Table

The following table sets forth the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 2012, 2011 and 2010 for the CEO and the other Named Executive Officers. The table below reflects stock awards which require a valuation under FASB ASC Topic 718 which is higher than the target award value set by the Compensation Committee referenced in the footnotes below this table. There is no assurance that the amounts reflected in the stock awards column will ever be realized by the CEO or the other Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Non-Equity Incentive Plan Awards ($)	All Other Compensation ($)	Total ($)
			(3)	(4)(5)(6)	(7)	(8)
William L. Transier	2012	800,000	1,400,000	2,405,757	588,970	95,600	5,290,327
Chief Executive Officer, President and Chairman	2011	800,000	500,000	900,250	813,750	129,000	3,143,000
	2010	800,000	1,200,000	975,211	1,180,324	146,458	4,301,993

Carl D. Grenz	2012	475,000	356,250	1,267,383	179,487	999,309	3,277,429
Executive Vice President – International	2011	475,000	275,000	401,650	180,500	1,383,448	2,715,598
	2010	425,000	400,000	254,402	283,441	807,399	2,170,242

James J. Emme (1)	2012	475,000	356,250	1,267,383	79,566	10,000	2,188,199
Executive Vice President – North America	2011	475,000	275,000	401,650	-	9,800	1,161,450
	2010	475,000	400,000	642,005	-	8,936	1,525,941

J. Michael Kirksey (2)	2012	395,833	-	1,267,383	-	196,675	1,859,891
Former Executive Vice President and Chief Financial Officer	2011	475,000	325,000	401,650	371,750	72,500	1,645,900
	2010	425,000	420,000	339,205	536,811	84,310	1,805,326

(1)	Mr. Emme joined the Company in January 2010 as Executive Vice President, North America.
(2)	Mr. Kirksey resigned as Executive Vice President and Chief Financial Officer on October 29 2012 at which time he forfeited 28,986 shares of time based restricted stock and 59,353 TSR performance shares.
(3)	The amounts represent annual bonus amounts earned during the year and paid at the beginning of the subsequent year.
(4)	For a discussion of long-term incentive awards granted in 2012, see “Compensation Discussion and Analysis – Long-Term Incentive Compensation.” The table below sets forth the 2012 target values set by the Compensation Committee for both the stock-based and cash-based awards granted in 2012 which will vary from the expense value required under FASB ASC Topic 718 reflected in the Stock Awards column. See Note 13 of the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2012 regarding assumptions underlying valuation of equity awards. The TSR performance shares and the cash performance awards are dependent on Company performance and the range of payouts are from 0% to 200%. As of December 31, 2012 the probable performance of the TSR performance share plan was at target. There is no assurance that the expense values above or the target amounts below will ever be realized by the CEO or the Named Executive Officers. A segregation of the target award values for the stock-based awards in column (A) “Total Target Stock-Based Awards” are provided in footnotes (5) and (6) below.

			(A)	(B)	(A) + (B)
Name	Restricted Stock Award (#)	Target TSR Performance Shares (#)	Total Target Stock-Based Awards ($)	Target Cash Performance Award ($)	Total Target Long-Term Incentive Award ($)
William L. Transier	0	143,885	$1,000,000	$1,500,000	$2,500,000
Carl D. Grenz	28,978	59,353	$687,500	$412,500	$1,100,000
James J. Emme	28,978	59,353	$687,500	$412,500	$1,100,000

(5)	The amounts reflect the full grant date fair value, assuming the target completion of relative TSR performance-based vesting conditions. FASB ASC Topic 718 requires that valuations of TSR-based performance shares take into account expected price movement performed through a Monte Carlo simulation model. As a result of the high volatility of the stock, this model resulted in an expense value per share of $16.72 which was significantly higher than the stock price on the grant date. Therefore, the expense value for the stock awards above does not reflect the target long-term incentive value of the awards reflected in the “Long-Term Incentive Awards for 2012” discussion on page 28 of this proxy statement and footnote (4) above. There is no assurance that the FASB ASC Topic 718 amounts reflected in this table will ever be realized by the CEO or the Named Executive Officers. The table below sets forth the 2012 target value set by the Compensation Committee for the relative TSR performance shares.

Name	Target TSR Performance Shares (#)	Target TSR Performance Shares Award Value ($)	FASB ASC Topic 718 Expense Value ($)
William L. Transier	143,885	$1,000,000	$2,405,757
Carl D. Grenz	59,353	$412,500	$992,383
James J. Emme	59,353	$412,500	$992,383

(6)	The amounts reflect the full grant date fair value, assuming the completion of service-based vesting conditions. However, as required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. There is no assurance that the FASB ASC Topic 718 amounts reflected in this table will ever be realized by the Named Executive Officers. The table below sets forth the 2012 target value set by the Compensation Committee for the restricted stock awards.

Name	Restricted Stock Award (#)	Target Restricted Stock Award Value ($)	FASB ASC Topic 718 Expense Value ($)
William L. Transier	-	$0.00	$0.00
Carl D. Grenz	28,978	$275,000	$275,000
James J. Emme	28,978	$275,000	$275,000

(7)	The amounts represent payouts from the cash performance awards. For a discussion of cash performance awards, see “Compensation Discussion and Analysis – Long-Term Incentive Compensation.” The summary compensation table reflects the awards earned during the year and paid at the beginning of the subsequent year. The table below includes a summary of payouts for the cash performance award from the 2010, 2011, and 2012 plans.

Name	2010 Payout (83% of Target)	2011 Payout (No Payout)	2012 Payout (58% of Target)	Total Payout ($)
William L. Transier	$299,674	$0.00	$289,296	$588,970
Carl D. Grenz	$99,891	$0.00	$79,556	$179,447
James J. Emme	$0.00	$0.00	$79,556	$79,556

(8)	This column includes personal benefits and other items shown in the table below. In valuing personal benefits, we use the incremental cost to the Company of the benefit.

	Year	Cost Of Living Adjustment	Foreign Tax and Tax Equalization Payments	Extensive Travel Payments	Housing Lease Costs	Company 401(k) Matching Contributions	Separation Payment	Total
Mr. Transier	2012	-	-	85,600	-	10,000	-	95,600

Mr. Grenz	2012	114,108	503,968	-	371,233	10,000	-	999,309

Mr. Emme	2012	-	-	-	-	10,000	-	10,000

Mr. Kirksey	2012	-	-	67,925	-	10,000	118,750	196,675

As discussed in “Employment, Change-in-Control and Severance Agreements,” Mr. Transier’s compensation is subject to an employment agreement. Our other Named Executive Officers were not covered by employment agreements at December 31, 2012.

2012 Grants of Plan-Based Awards

The following table sets forth certain information with respect to restricted stock awards granted during the year ended December 31, 2012 to each of our Named Executive Officers.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock Awards

Name	Grant Date	Approval Date	Target ($)	Maximum ($)	Target (#)	Maximum (#)	(#)	($)
	(1)	(1)	(2)	(2)	(3)	(3)
Mr. Transier	1/3/2012	12/7/2011	1,500,000	3,000,000	143,885	284,770	-	2,405,757

Mr. Grenz	1/3/2012	12/7/2011	412,500	825,000	59,353	118,706	28,978	1,267,383

Mr. Kirksey	1/3/2012	12/7/2011	412,500	825,000	59,353	118,706	28,978	1,267,383

Mr. Emme	1/3/2012	12/7/2011	412,500	825,000	59,353	118,706	28,978	1,267,383

(1)	Under our compensation policy, the Compensation Committee approves annual grants of stock awards at its regularly scheduled meeting in December for awards to be issued at the beginning of the following year.
(2)	The non-equity incentive plan awards reflect the cash performance awards granted in January 2012 and vest equally in thirds on the anniversary of the award. The total award granted is reflected in our “Target” column above. The “Maximum” column amounts reflect the potential 200% cap of the award, using the assumption that our stock price remains consistent for the remaining years left in the vesting period; amounts that could actually be awarded under the Maximum column can only be determined with certainty at the end of the vesting period and may be less than the amounts reflected here.
(3)	The values under these columns represent the number of performance shares granted to the CEO and the other Named Executive Officers in 2012. It shows the potential target and maximum payout amounts granted for the three-year performance period from January 1, 2012 to December 31, 2015. The determination method of the actual payout amounts is described in more detail above under “Compensation Discussion and Analysis – Long-Term Incentive Compensation” of this proxy statement.

2012 Outstanding Equity Awards at Fiscal Year-End

The following table includes certain information with respect to the value of all unexercised options and unvested stock awards previously awarded to the CEO and other Named Executive Officers at December 31, 2012.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Name	Exercisable	Unexercisable

Mr. Transier	16,234	-	3.78	01/02/2019	77,620	(1)	402,072
	70,715	-	9.24	01/02/2018	143,885	(2)	745,324	(3)

Mr. Grenz	6,494	-	3.78	01/02/2019	59,740	(4)	309,453
	35,715	-	5.25	11/03/2018	59,353	(2)	307,449	(3)

Mr. Emme	-	-	-	-	48,312	(5)	250,256
					59,353	(2)	307,449	(3)

Mr. Kirksey	22,728	-	3.78	10/26/2013(6)	-		-
	7,858	-	9.24	10/26/2013(6)

(1)	Of these restricted stock awards, 34,286 vested on January 4, 2013; 43,334 of these restricted stock awards vest in two equal annual installments beginning on January 3, 2013.
(2)	Represents the target number of relative TSR performance shares granted in January 2012. These awards to vest in one installment on December 31, 2014.
(3)	Represents the market value on December 31, 2012 of the target number of relative TSR performance shares granted in January 2012.
(4)	Of these restricted stock awards 11,428 of these restricted stock awards vested on January 4, 2013; 19,334 of these restricted stock awards vest in two equal annual installments beginning on January 3, 2013 and 28,978 of these restricted stock awards vest in three equal annual installments beginning on January 3, 2013.
(5)	Of these restricted stock awards, 19,334 of these restricted stock awards vest in two equal annual installments beginning on January 3, 2013 and 28,978 of these restricted stock awards vest in three equal annual installments beginning on January 3, 2013.
(6)	Represents vested stock options exercisable one year after termination of employment.

2012 Potential Payments upon Termination or Change in Control Table

The following table includes certain information with respect to potential payments upon termination or change in control to the CEO and Named Executive Officers, assuming that the termination or change in control occurred on December 31, 2012.

Name	Benefit	Termination w/o Cause or for Good Reason	Death	Disability	Change in Control

Mr. Transier
	Severance (1)	5,250,000	-	-	5,250,000
	Restricted stock awards (unvested and accelerated) (2)	402,072	402,072	402,072	402,072
	Performance Shares (3)	1,238,051	412,684	412,684	1,238,051
	Cash performance awards (4)	1,167,562	-	-	1,167,562
	Health and welfare benefits continuation (1)	45,750	-	-	45,750

Mr. Grenz
	Severance (5)	-	-	-	1,637,500
	Prorated 2012 Bonus	-	-	-	356,250
	Restricted stock awards (unvested and accelerated) (2)	-	309,453	309,453	309,453
	Performance shares (3)	-	99,045	99,045	297,135
	Cash performance awards (4)	-	-	-	338,561
	Health and welfare benefits continuation (5)	-	-	-	-
	280(g) tax gross-up	-	-	-	-

Mr. Emme
	Severance (5)	-	-	-	1,637,500
	Prorated 2012 Bonus				356,250
	Restricted stock awards (unvested and accelerated) (2)	-	250,256	250,256	250,256
	Performance shares (3)	-	99,045	99,045	297,135
	Cash performance awards (4)	-	-	-	238,669
	Health and welfare benefits continuation (5)	-	-	-	23,199
	280(g) tax gross-up	-	-	-	-

(1)	Pursuant to Mr. Transier’s employment agreement, Mr. Transier would receive (i) a payment of three times the sum of his annual salary and his average bonus for the most recent two years and (ii) the standard health and welfare benefits available to our employees for three years following a termination without cause or by Mr. Transier for good reason or a change in control. The amount for the health and welfare benefits is estimated based on health and welfare benefit costs for 2012.
(2)	Calculated as the value of unvested restricted stock awards as of December 31, 2012.
(3)	The change in control value for the performance shares assumes a target payout based on the actual relative TSR peer ranking at the 54th percentile as of December 31, 2012. In the event of death or disability, the value assumes one-third of the award is payable based on actual service during the performance period as of December 31, 2012.
(4)	Calculated as the value of the unvested cash performance awards as of December 31, 2012.
(5)	Pursuant to change in control termination benefits agreements, each executive vice president would receive (i) a payment of two times the sum of his annual salary and his average bonus for the last three years, (ii) a prorata portion of the Executive’s target bonus for the fiscal year in which the change in control termination occurs, and (iii) the standard health and welfare benefits available to our employees for 18 months following a change in control. Such benefits are payable only upon termination, as defined, upon a change in control. The amount for the health and welfare benefits is estimated based on health and welfare benefit costs for 2012.

Employment, Change in Control and Severance Agreements

We maintain an employment agreement with Mr. Transier that provides for certain severance benefits, and we provide all of our executive vice presidents with the opportunity to participate in a change in control termination arrangement and receive vesting acceleration provisions upon a change in control and other specified termination events with respect to their equity-based compensation awards. We provide these benefits to our key employees because we believe that change in control protection allows management to focus their attention and energy on the business transaction at hand without any distractions regarding the effects of a change in control. Likewise, post-termination payments allow management to focus their attention and energy on making the best objective business decisions that are in the interest of the company without allowing personal considerations to cloud the decision-making process.

Chief Executive Officer

Mr. Transier is covered by an employment agreement with an annual salary of $800,000, which is the same base salary since he assumed the sole Chief Executive Officer role in 2007. Under the employment agreement, Mr. Transier is also eligible for annual bonus consideration of up to 200% of base pay, all or any portion of which may be awarded in the sole discretion of our Board of Directors on advice of its Compensation Committee. The Compensation Committee amended Mr. Transier’s employment agreement in January 2013 which extends the term through June 1, 2014. The amended employment agreement included the following changes:

¡	The payment of a pro rata portion of his annual target bonus for the year in which a termination of employment occurs;
¡	A non-solicitation period of one year after the date of termination of employment;
¡

The execution of a release of claims agreement effective by the earlier of (i) the 58th day after the termination of Mr. Transier’s employment or (ii) the day immediately preceding the first day any cash severance compensation payment is due to be paid to him;

¡	Clarification of the treatment of long-term incentive awards, specifically performance-based awards, upon termination of employment.

Mr. Transier’s employment agreement requires the payment on termination of employment during the contract term (i) at our election other than as a result of the executive’s misconduct or disability or (ii) at the executive’s election following a “corporate change” or a breach of the employment agreement by us or other “good reason”, of three times the sum of the executive’s most recent annual salary and deemed bonus (the average bonus paid during the most recent two years). In addition, all unvested employee restricted stock awards, performance shares and cash performance awards would vest upon any such termination. Furthermore, Mr. Transier is entitled to three years of continued coverage for accident and group health insurance benefits substantially similar to those he is receiving immediately prior to the date of termination.

For purposes of Mr. Transier’s agreement, a “corporate change” includes:

¡

Our merger with another entity or the sale of all or substantially all of our assets to another entity if (a) the holders of our equity securities before the transaction do not own after such transaction equity securities of the resulting entity entitled to 50% or more of the votes then eligible to be cast in the election of directors of the resulting entity in substantially the same proportions that they owned our equity securities before the transaction or (b) the persons who were our directors before such transaction do not constitute a majority of the board of the resulting entity;

¡	Any person or group acquires ownership or control of 30% or more of the combined voting power of our outstanding securities;
¡	Our dissolution or liquidation;
¡

Our directors as of May 31, 2013 (the “Incumbent Board”) cease to constitute a majority of the board; provided that any new director whose election or nomination was approved by a majority of the directors then comprising the Incumbent Board will be considered as though such new director was a member of the Incumbent Board (but excluding for this purpose any individual who becomes a new director as a result of an actual or threatened election contest);

¡	Any other event that a majority of the board determines constitutes a corporate change.

Mr. Transier’s employment agreement does not have a tax gross-up for excess parachute payments. In 2011, the Compensation Committee amended the agreement to eliminate the gross-up and replaced it with a provision that requires either (a) a reduction in the severance benefits under the agreement so that the Executive will not incur the excise tax or (b) the payment of the severance benefits in full, whichever produces the better net after-tax position for the Executive (determined after taking into account all taxes, including the 20% excise tax). Mr. Transier received nothing in exchange for the elimination of this provision in his employment contract.

Other Executive Officers

Each of our Named Executive Officers other than the CEO holds restricted stock and performance share grants as to which conditions to full vesting (and, therefore, lapse of forfeiture restrictions) have not occurred. If a “change in control” occurs, all vesting requirements will be accelerated and all restrictions on approximately 108,052 restricted shares will lapse in full and approximately $577,230 of unvested cash performance awards and 118,706 performance shares will vest based on the closing price of our common stock on December 31, 2012 of $5.18 per share.

Under the terms of the option award agreements, a “change in control” is defined to include (i) a merger, reorganization or consolidation in which we are acquired by another person or entity (other than a holding company formed by us); (ii) our dissolution or liquidation; (iii) any transaction where any person or entity acquires ownership or control of 30% or more of the outstanding shares and as a result the persons who were our directors before the transaction cease to constitute a majority of the board; (iv) a sale or transfer of substantially all of our assets in a transaction that requires stockholder approval; (v) during a period of two consecutive years, individuals who were directors at the beginning of the period, or whose election or nomination were approved by a vote of a majority of directors then still in office, cease for any reason to constitute a majority of the board; or (vi) any other event that a majority of the board shall determine constitutes a change in control.

Each of our executive vice presidents are covered by individual change in control termination benefits agreements. Pursuant to these agreements, if, within the 24 months following our change in control, the executive’s employment is terminated by us without cause or by the executive for good reason, the executive shall be entitled to receive the following payments:

¡	An amount equal to two times his annual base salary;
¡	An amount equal to two times the executive’s average bonus for the prior three years in which the date of termination occurs;

¡	A pro rata portion of his annual target bonus for the year in which such termination occurs; and
¡	Continuation of health benefits for a period of 18 months following the date of termination, with Endeavour continuing to pay the same portion of the premiums as it does for current employees.

The agreement provides for an excise tax gross-up for any excess parachute payments under Section 280G of the Code. A “change in control” under these agreements has essentially the same meaning as a “change in control” under the executives’ stock awards described above. The term “cause” within the change in control termination benefit agreements was generally defined as any of the following events: (i) the executive’s willful failure to substantially perform his or her duties (other than any such failure resulting from the executive’s disability); (ii) gross negligence in the performance of the executive’s duties which results in material financial harm to us; (iii) the executive’s conviction of, or plea of guilty or nolo contendere, to any felony or any other crime involving the personal enrichment of the executive at our expense; (iv) the executive’s willful engagement in conduct that is demonstrably and materially injurious to us, monetarily or otherwise; or (v) the executive’s willful violation of any of the restrictive covenants contained in his agreement. A “good reason” event will generally be triggered by one of the following events: (a) a material reduction of the executive’s authorities, duties, or responsibilities as an executive and/or officer from those in effect as of 90 calendar days prior to the change in control, other than an insubstantial and inadvertent reduction that we remedy promptly after receipt of notice thereof given by the executive; (b) our requirement that the executive to be based at a location in excess of 50 miles from the location of the executive’s principal job location or office immediately prior to the change in control (except for required business travel); (c) our reduction of the executive’s base salary and/or target annual bonus opportunity; (d) our failure to obtain a satisfactory agreement from any successor to us to assume and agree to perform our obligations under the agreement; or (e) our material breach of the agreement which we do or cannot remedy.

Following the termination of the executive’s employment with us, the change in control termination benefit agreement prevents the executive from soliciting any of our employees or clients for a period of 12 months.

Resignation of Chief Financial Officer

On October 29, 2012, J. Michael Kirksey submitted his resignation as the Company’s Executive Vice President and Chief Financial Officer. On that same date and in connection with his resignation, we entered into a Separation Agreement and General Release (the “Separation Agreement”) with Mr. Kirksey.

Pursuant to the Separation Agreement, Mr. Kirksey is entitled to receive (a) a lump sum payment of $118,750, (b) accelerated vesting of 36,564 shares of restricted stock, and (c) continuing health insurance and related benefits for 90 days following his resignation. Mr. Kirksey acknowledged satisfaction of all other amounts owed to him by us, including wages and unvested shares of restricted stock. Mr. Kirksey also granted us a general release of liability and claims. Finally, the Separation Agreement subjects Mr. Kirksey to customary cooperation, non-disparagement, non-solicitation and confidentiality obligations.

Equity Compensation Plan Information

The following table sets forth, as of December 31, 2012, information with respect to securities authorized for issuance under equity compensation plans.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	152,597	$7.06	2,408,936
Equity compensation plans not approved by security holders	35,715	$5.25	-

Total	188,312	$6.72	2,408,936

The options issued outside of equity compensation plans approved by security holders were issued to officers upon commencement of employment with a term of five years from the date of grant and vest equally over three years.

Compensation Committee Report on Executive Compensation

We have reviewed and discussed with management the Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K. Based on the review and discussions, we recommend to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in the Company’s 2013 Annual Meeting Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

John B. Connally III, Chairman

Sheldon R. Erikson

Nancy K. Quinn

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries and none of our executive officers has served on the board or compensation committee of any other entity that has or has had an executive officer who served as a member of our Board of Directors or Compensation Committee during 2012.

Certain Relationships and Related Transactions

During 2012, there were no transactions in which we were a participant and the amount involved exceeded $120,000, and in which any related person, including our officers and Directors, had or will have a direct or indirect material interest, and no such transactions are currently proposed.

Our Code of Business Conduct, which applies to all employees, including our executive officers and our Directors, provides that business is to be conducted with the highest degree of honesty and ethical behavior. Executive officers and Directors are required to report any potential conflict of interest and are encouraged to discuss any potential issue with the Chief Executive Officer. In addition, the annual Director and Officer questionnaire requires all related party transactions to be reported to us.

Our Governance and Nominating Committee reviews the material facts of all reported matters, by taking into account, among other factors it deems appropriate, whether a transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction to determine whether an actual conflict of interest exists. No Director may participate in any discussion or approval of a matter for which he or she is a related party. If a matter will be ongoing, the Committee may establish guidelines for our management to follow in its ongoing dealings with the related party and then at least annually must review and assess ongoing relationships with the related party.

Report of the Audit Committee

The Audit Committee is governed by a charter adopted by the Board of Directors and is comprised of three independent outside directors. The Board of Directors has determined that Ms. Quinn and Mr. Connally qualify as Audit Committee financial experts, based on the definition and additional expertise factors outlined by the SEC, although Ms. Quinn is the sole designated Audit Committee financial expert.

Management is responsible for the preparation, presentation and integrity of our financial statements and for the appropriateness of the accounting principles and reporting policies that we follow. The independent registered public accounting firm is responsible for auditing our financial statements annually, for reviewing our unaudited interim financial statements and for reporting on certain matters to the Audit Committee. The Audit Committee’s primary responsibility is to monitor and oversee these processes and the independence and performance of our independent registered public accounting firm. The Audit Committee’s specific responsibilities are set forth in the Audit Committee charter.

The Audit Committee has reviewed and discussed the audited financial statements with management. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol.1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from E&Y required by applicable requirements of the Public Company Accounting Oversight Board, regarding E&Y’s communication with the Audit Committee concerning independence, and has discussed with E&Y their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the SEC.

This report is submitted on behalf of the Audit Committee.

Nancy K. Quinn, Chairman

John B. Connally III

Charles J. Hue Williams

Security Ownership of Certain Beneficial Owners and Management

Common Stock, Series B Preferred Stock and Series C Convertible Preferred Stock

The following table shows the amount of common stock, Series B Preferred and Series C Convertible Preferred Stock beneficially owned (as defined by the SEC’s rules and regulations) by (a) persons whom we know to be the beneficial owners of more than 5% of our outstanding common stock based solely on our review of the Schedule 13D/13G Statements of Beneficial Ownership filed by such persons with the SEC on the dates indicated, (b) persons whom we know to be the beneficial owners of more than 5% of our Series B Preferred Stock, (c) persons whom we know to be the beneficial owners of more than 5% of our Series C Convertible Preferred Stock, (d) our Directors, (e) each Named Executive Officer and (f) our Directors and Executive Officers as a group. The beneficial holders listed below do not possess any additional voting rights with respect to the shares of our common stock that they own. The holders of the Series B preferred stock are entitled to 0.14 votes per share and the holders of the Series C Convertible Preferred Stock are entitled to 114.3 votes per share on the proposals at the Annual Meeting. The number of shares shown includes shares that are individually owned or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority.

	Common Stock Beneficially Owned		Percentage of Common Stock Beneficially Owned	Series B Preferred Stock Beneficially Owned	Percentage of Series B Preferred Stock Beneficially Owned	Series C Convertible Preferred Stock Beneficially Owned	Percentage of Series C Convertible Preferred Stock Beneficially Owned
Name and Address of Beneficial Owner	(1)		(1)

Smedvig QIF Plc 39/40 Upper Mount Street Dublin 2, Ireland	7,197,086	(2)	15.27%	-	-	-	-

Steelhead Partners, LLC 1301 First Avenue, Suite 201 Seattle, WA 98101	6,017,979	(3)	12.77%	-	-	-	-

McClain Value Management LLC 175 Elm Street New Canaan, CT 06840	3,864,676	(4)	8.20%	-	-	-	-

GMT Capital Corp 2300 Windy Ridge Pkwy Suite 550 Atlanta, GA 30339	3,640,006	(5)	7.72%	-	-	-	-

BlackRock Inc. 40 East 52nd Street New York, NY 10022	3,042,306	(6)	6.46%	-	-	-	-

The Vanguard Group 100 Vanguard Blvd Malvern, PA 19355	2,469,263	(7)	5.24%	-	-	-	-

William L. Transier	1,169,432	(8)	2.48%	-	-	-	-

John N. Seitz	1,143,547	(9)	2.43%	-	-	-	-

Nancy K. Quinn	230,419	(10)	*	-	-	-	-

Carl D. Grenz	212,835	(11)	*	-	-	-	-

James J. Emme	181,935	(12)	*	-	-	-	-

J. Michael Kirksey	162,716	(13)	*

Catherine L. Stubbs	114,986	(14)	*

Charles J. Hue Williams	112,330	(15)	*	-	-	-	-

Sheldon R. Erikson	96,182	(16)	*	-	-	-	-

John B. Connally III	95,819	(17)	*	-	-	-	-

Michael Lauer 7 Dwight Lane Greenwich, CT 06831	-	(18)	0.00%	19,714	100%	-	-

HBK Investments L.P. 2101 Cedar Springs Road, Suite 700 Dallas, TX 75201	2,422,857	(19)	5.14%	-	-	21,200	57.30%

Goldman Sachs Asset Management, L.P. One New York Plaza, 47th Floor New York, NY 10004	1,371,429	(20)	2.91%	-	-	12,000	32.43%

Highbridge Int’l LLC 9 West 57th Street, 27th Floor New York, NY 10019	228,571	(21)	0.49%	-	-	2,000	5.41%

All directors and executive officers as a group (9 persons)	3,357,485	(22)	7.10%	-	-	-	-

Except as otherwise indicated, all information is as of March 28, 2013:

*	Less than 1%.
(1)	Pursuant to the rules and regulations promulgated under the Exchange Act, shares are deemed to be “beneficially owned” by a person if such person directly or indirectly has or shares the power to vote or dispose of such shares or to direct the vote or disposition of such shares, whether or not he has any pecuniary interest in such shares, or if he has the right to acquire the power to vote or dispose of such shares or to direct the vote or disposition of such shares within 60 days, including any right to acquire such power through the exercise of any option, warrant or right. This table has been prepared based on 47,127,644 shares of common stock, 19,714 shares of Series B Preferred Stock and 37,000 shares of Series C Convertible Preferred Stock outstanding as of March 28, 2013. Unless otherwise indicated in the footnotes below, all shares are subject to the beneficial owner’s sole voting and dispositive power.
(2)	Based on the Schedule 13G/A filed with the SEC on January 29, 2013 with respect to its securities as of December 31, 2012. The number of shares reported as beneficially owned by Smedvig QIF Plc includes 4,309,514 shares of Common Stock issuable upon conversion of the convertible bonds due 2016, based on the initial conversion price of $16.52 per share and assuming conversion on March 28, 2013 and 1,234,278 shares of Common Stock issuable upon the exercise of warrants. Smedvig QIF Plc and, by reason of Smedvig Asset Allocation AS being Smedvig QIF Plc’s investment manager and John Thore Olsen serving as its chief investment officer, Smedvig Asset Allocation AS and John Thore Olsen as well, have sole beneficial ownership, sole voting power and sole dispositive power over all the shares.
(3)

Based upon the Schedule 13D/A filed with the SEC on February 19, 2013 with respect to its securities as of February 14, 2013. Steelhead Navigator Master, L.P. has sole voting and dispositive power over 5,864,013 shares. Steelhead Partners, LLC has shared voting power over 5,874,013 shares and shared dispositive power over 6,017,979 shares. Mr. James Michael Johnson has shared voting power over 5,874,013 shares and shared dispositive power over

6,017,979 shares. Mr. Brian Katz Klein has shared voting power over 5,874,013 shares and shared dispositive power over 6,017,979. Mr. Johnston and Mr. Klein each disclaim beneficial ownership other than as to the portion of such shares relating to their respective individual economic interest.
(4)	Based upon the Schedule 13G filed with the SEC on February 12, 2013 with respect to its securities as of December 31, 2012. McClain Value Management LLC, Mr. Phillip C. McClain and Mr. Joseph W. Donaldson are each identified as having sole voting power over 3,210,260 shares and sole dispositive power over 3,864,676 shares.
(5)	Based upon the Schedule 13G/A filed with the SEC on March 12, 2013 with respect to its securities as of March 11, 2013. Bay Resource Partners, L.P. has shared voting and dispositive power over 574,900 shares. Bay II Resource Partners, L.P. has shared voting and dispositive power over 811,900 shares. Bay Resource Partners Offshore Master Fund, L.P. has shared voting and dispositive power over 1,972,306 shares. GMT Exploration Company LLC has shared voting and dispositive power over 34,500 shares. GMT Capital Corp. has shared voting and dispositive power over 3,515,906 shares. Mr. Thomas E. Claugus has sole voting and dispositive power over 89,600 shares and shared voting and dispositive power over 3,550,406 shares.
(6)	Based upon the Schedule 13G/A filed with the SEC on February 6, 2013 with respect to its securities as of December 31, 2012. Blackrock Inc. has sole voting and dispositive power over all the shares.
(7)	Based upon the Schedule 13G filed with the SEC on February 12, 2013 with respect to its securities on December 31, 2012. The Vanguard Group has sole voting power over 55,405 shares, sole dispositive power over 2,416,058 shares, and shared dispositive power over 53,205 shares.
(8)	Mr. Transier is our Chief Executive Officer, President and Chairman of the Board. The shares beneficially owned by Mr. Transier include 86,949 shares of common stock underlying stock options.
(9)	Mr. Seitz is the Vice Chairman of the Board.
(10)	Ms. Quinn is a Director.
(11)	Mr. Grenz is our Executive Vice President, International. The shares beneficially owned by Mr. Grenz include 42,209 shares of common stock underlying stock options.
(12)	Mr. Emme is our Executive Vice President, North America.
(13)	J. Michael Kirksey was our Executive Vice President and Chief Financial Officer; he resigned from the Company on October 29, 2012.
(14)	Catherine Stubbs is our Senior Vice President and Chief Financial Officer. The shares beneficially owned by Ms. Stubbs include 3,033 shares of common stock underlying stock options.
(15)	Mr. Hue Williams is a Director.
(16)	Mr. Erikson is a Director.
(17)	Mr. Connally is a Director. The shares beneficially owned by Mr. Connally include 4,579 shares owned of record by Pin Oak Energy Partnership, of which Mr. Connally owns 50% of the partnership interest and has voting and investing power.
(18)	Mr. Lauer is entitled to vote with the holders of common stock on all matters for which stockholders are entitled to vote. Each share of Series B preferred stock is entitled to 0.14 votes per share.
(19)	Includes 2,422,857 shares of common stock issuable upon conversion of the Series C Convertible Preferred Stock.

(20)	Includes 1,371,429 shares of common stock issuable upon conversion of the Series C Convertible Preferred Stock.
(21)	Includes 228,571 shares of common stock issuable upon conversion of the Series C Convertible Preferred Stock.
(22)	Includes 129,158 shares of common stock issuable upon exercise of stock options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and Directors and persons who own more than ten percent of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Such officers, Directors and ten percent stockholders are also required by applicable SEC rules to furnish us with copies of all forms filed with the SEC pursuant to Section 16(a) of the Exchange Act. Based solely on our review of the copies of such forms we received, we believe that during the fiscal year ended December 31, 2012, all Section 16(a) filing requirements applicable to our officers, Directors and 10% stockholders were satisfied in a timely fashion.

Some Questions You May Have Regarding this Proxy Statement

Unless the context otherwise requires, references to the “Company”, “Endeavour”, “we”, “us” or “our” mean Endeavour International Corporation or any of its subsidiaries.

Q:	Why am I receiving these materials?

A:	The accompanying proxy is being solicited on behalf of the Board of Directors of Endeavour International Corporation, a Nevada corporation. We are providing these proxy materials to you in connection with our 2013 Annual Meeting of Stockholders, to be held on Wednesday, May 22, 2013, at 10:00 a.m., Central Daylight Time, at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010. As a Company stockholder, you are invited to attend the Annual Meeting and are entitled and requested to vote on the proposals described in this proxy statement. The Notice of Annual Meeting of Stockholders, Proxy Statement and form of proxy and voting instructions are being mailed beginning April 25, 2013.

Q:	Who may vote?

A:	You may vote all of the shares of our common stock, Series B Preferred Stock and Series C Convertible Preferred stock that you owned at the close of business on March 28, 2013, the record date for the meeting.

Q:	What proposals will be voted on at the meeting?

A:	There are two Company proposals to be considered and voted on at the meeting, which are:
1.	To elect one Class III Director – William L. Transier – whose term will expire in 2016; and
2.	To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for the year ending December 31, 2013.

We will also consider such other business that may properly come before the meeting, or any adjournment or postponement thereof, in accordance with Nevada law and our Amended and Restated Bylaws.

Q:	How does the Board of Directors recommend I vote?

A:	Please see the information included in the proxy statement relating to the proposals to be voted on. Our Board of Directors unanimously recommends that you vote:
1.	“FOR” the election of the Class III Director nominee; and
2.	“FOR” the ratification of Ernst & Young LLP as independent registered public accounting firm.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:	Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, William L. Transier and Catherine L. Stubbs will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting in accordance with Nevada law and our Amended and Restated Bylaws.

Q:	How do I vote?

A:	If your shares are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., on March 28, 2013, the record date for the meeting, you are considered a stockholder of record with respect to those shares and the proxy materials and proxy card are being sent directly to you.

Stockholders of record may vote their shares via telephone by using the toll-free number listed on the proxy card or via the Internet at the website for Internet voting listed on the proxy card. In both methods of voting, the control number found on your proxy card will be needed. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.

Stockholders who elect to vote by mail are asked to date, sign and return the enclosed proxy card using the self-addressed, postage-paid envelope provided. Telephone and Internet voting for stockholders of record will close at 11:59 p.m., Eastern Daylight Time, on the evening before the Annual Meeting. To vote at the meeting, please bring the enclosed proxy card, or vote using the ballot provided at the meeting.

If, like many stockholders, you hold your shares in street name through a broker, bank or other nominee rather than directly in your own name, you are considered the beneficial owner of shares, and the proxy materials are being forwarded to you by your bank or broker. The availability of telephone and Internet voting will depend upon the voting processes of the bank or broker and stockholders should follow the voting instructions on the form they receive from their bank or broker. Street name stockholders who elect to vote by mail are asked to date, sign and return the enclosed voting instruction card using the self-addressed, postage-paid envelope provided. To vote at the meeting, you must obtain a legal proxy from the holder of record of your shares.

Q:	What constitutes a quorum, and why is a quorum required?

A:	A quorum is required for our stockholders to conduct business at the meeting in accordance with our Amended and Restated Bylaws. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote on the record date will constitute a quorum, permitting us to conduct the business of the meeting. Proxies received but marked as abstentions and broker non-votes, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes.

Q:	What vote is required to approve the proposals?

A:	Proposal One:

Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote. This means that the Director nominee who receives the most votes will be elected to fill the available seat on the Board.

Proposal Two:

The ratification of Ernst & Young LLP will be approved if a majority of the shares having voting power present in person or by proxy are cast for the proposal.

Holders of our common stock, Series B Preferred Stock and Series C Convertible Preferred Stock will vote together as a single class on each proposal. On the record date, Endeavour International Corporation had 47,127,644 shares of common stock, 19,714 shares of Series B Preferred Stock and 37,000 shares of Series C Convertible Preferred Stock outstanding and entitled to be voted at the meeting. Each stockholder is entitled to one vote for each share of common stock, 0.14 votes for each share of Series B Preferred Stock and 114.3 votes for each share of Series C Convertible Preferred stock held by such stockholder.

Q:	How are abstentions and broker non-votes counted?

A:	Abstentions are counted as present for purposes of determining a quorum. If you abstain, it will have no effect on the Director election. However, if you abstain, it will have the same effect as a vote “AGAINST” the ratification of the appointment of the independent auditor.

A broker non-vote will be counted as present for purposes of determining a quorum. Broker non-votes will have no effect on the Director election or the ratification of the appointment of the independent auditor.

William L. Transier and Catherine L. Stubbs are officers of the Company and were named by our Board of Directors as proxy holders. They will vote all proxies, or record an abstention or withholding, in accordance with the directions on the proxy. If no contrary direction is given, the shares will be voted as recommended by the Board of Directors.

Q:	What are broker non-votes?

A:	Under NYSE rules, brokers are not permitted to vote their customers’ shares on non-routine matters unless they have received voting instructions from their customers. These rules define which matters are considered “non-routine” and include one of the matters expected to be brought before this year’s Annual Meeting, the Director election. Broker non-votes are shares held in “street name” for which brokers do not receive voting instructions, and for which such brokers are not allowed to exercise discretionary voting authority because the matter is non-routine. If your shares are held in “street name,” you should follow the directions provided by your broker to instruct your broker regarding how to vote your shares.

Q:	Will my shares be voted if I don’t provide my proxy or instruction form?

A:	Registered Stockholders: If your shares are registered in your name, your shares will not be voted unless you provide a proxy, by Internet, telephone or mail, or vote in person at the Annual Meeting.

Beneficial Owners: If you hold shares through an account with a bank, broker, or other nominee, and you do not provide voting instructions, your shares still may be voted on Proposal Two as follows:

Brokerage firms have authority under NYSE rules to vote shares on routine matters for which their customers do not provide voting instructions. The ratification of the appointment of Ernst & Young, LLP as our independent registered public accounting firm for 2013 is considered a routine matter. As a result, if you hold your shares through a broker and do not direct the broker as to how to vote your shares on this routine matter, your broker may vote the shares on your behalf.

However, Proposal One, the Director election, is considered to be non-routine by the NYSE.

As a result, your broker cannot vote on Proposal One unless you provide voting instructions to your broker.

We strongly encourage you to submit your voting instruction form to your broker and exercise your right to vote as a stockholder.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. If you are a record holder, you may revoke your proxy at any time before its exercise through timely submission of a later dated proxy (whether by mail, Internet or telephone) or by providing written notice to the Company’s Corporate Secretary at 811 Main Street, Suite 2100, Houston, Texas 77002. You may also revoke your proxy by voting in person at the Annual Meeting. However, attendance at the Annual Meeting without completing a ballot will not revoke your proxy. If you are a beneficial stockholder, you must contact your bank, broker or other nominee to revoke or change your vote or obtain a legal proxy to vote your shares if you wish to cast your vote in person at the meeting.

Q:	Where can I find voting results of the meeting?

A:	We will announce preliminary voting results at the meeting and publish final results on Form 8-K within four business days of the meeting.

Q:	Who is making this solicitation and who will bear the cost for soliciting votes for the meeting?

A:	We are soliciting your proxy on behalf of the Board of Directors. We will bear all expenses in conjunction with the solicitation of the enclosed proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners; provided however, that we will not bear any costs related to an individual stockholder’s use of the Internet or telephone to cast their vote. We have engaged Morrow & Co., LLC, 470 West Ave., Stamford, Connecticut 06902, to assist us in the solicitation of proxies in connection with the Annual Meeting for a fee of approximately $10,000 plus out-of-pocket expenses. In addition, proxies may be solicited by mail, in person, or by telephone or fax by certain of our officers, Directors and regular employees.

Q:	What is “householding”?

A:	Some banks, brokers and other nominee record holders may send a single set of proxy materials and other stockholder communications to any household at which two or more stockholders reside. This process is called “householding.” We will promptly deliver a separate copy of these documents to you if you call or write us at the attention of the Investor Relations Department, Endeavour International Corporation, 811 Main Street, Suite 2100, Houston, Texas 77002, Telephone 713-307-8700. If you prefer to receive separate copies of our proxy statement and annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee holder, or you may contact us at the above address or phone number.

Q:	Whom should I call with other questions?

A:	If you have additional questions about this proxy statement or the meeting, please contact: Endeavour International Corporation, 811 Main Street, Suite 2100, Houston, Texas 77002, Attention: Investor Relations Department, Telephone: 713-307-8700.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, including the financial statements and the financial statement schedules, if any, but not including exhibits, will be provided at no charge to each person to whom this proxy statement is delivered upon the written or oral request of such person at the address or phone number above.

Q:	How can I communicate with the Company’s Board of Directors?

A:	All interested parties may send communications to our Board in care of the Corporate Secretary, Endeavour International Corporation, 811 Main Street, Suite 2100, Houston, Texas 77002. Please indicate whether your message is for the Board of Directors as a whole, a particular group or Committee of Directors, or an individual Director. The Corporate Secretary will forward the communications deemed appropriate.

Deadlines for Stockholder Proposals for Next Year’s Annual Meeting

You may submit proposals on matters appropriate for stockholder action at future annual meetings by following the rules of the SEC and the requirements of our Amended and Restated Bylaws. We must receive proposals intended for inclusion in next year’s proxy statement and proxy card no later than December 26, 2013. Any such proposal when submitted must be in full compliance with applicable law, including Rule 14a-8 of the Exchange Act, and our Amended and Restated Bylaws.

Additionally, our Amended and Restated By-Laws permit stockholders to propose business to be considered and to nominate Directors for election by the stockholders at future annual meetings. To propose business or to nominate a Director for our 2014 Annual Meeting of Stockholders not for inclusion in next year’s proxy statement and proxy card, the stockholder must deliver notice between January 22, 2014 and February 21, 2014 setting forth the information required to be included in such notice under our Amended and Restated Bylaws. Any such proposal or nomination when submitted must be in full compliance with our Amended and Restated Bylaws.

All proposals and nominations should be addressed to the Office of the Corporate Secretary, Endeavour International Corporation, 811 Main Street, Suite 2100, Houston, Texas 77002.

On January 14, 2013, the Board of Directors adopted certain amendments (including with respect to our advance notice requirements) to our Amended and Restated Bylaws as disclosed in our Current Report on Form 8-K, filed with the SEC on January 15, 2013. Please refer to that Form 8-K for a summary of the material amendments to the Amended and Restated Bylaws and to Exhibit 3.1 thereto for the full text of our Amended and Restated Bylaws.

Other Matters

The Board of Directors does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons named in the proxy.

By Order of the Board of Directors,

Andrea F. Sigerseth Secretary April 24, 2013

Additional Information About Us

From time to time, we receive calls from stockholders asking how to obtain additional information about us. If you would like to receive information about us, you may use one of the following methods:

•

Our main Internet site, located at http://www.endeavourcorp.com. A link to our investor relations page can be found on our main Internet site. Our investor relations page contains, among other things, management presentations, financial information, stock quotes and links to our filings with the Securities and Exchange Commission. The information contained on or connected to our website is not part of these proxy materials.

•

You may read and copy the proxy statement at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain further information about the operation of the Securities and Exchange Commission’s Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. Our filings are also available to the public on the Securities and Exchange Commission’s website located at http://www.sec.gov. The information contained on or connected to our website is not part of these proxy materials.

•

To have information such as our latest quarterly earnings release, Annual Report on Form 10-K or Quarterly Reports on Form 10-Q mailed to you, please contact investor relations at 713-307-8700 or via email at IR@endeavourcorp.com.

Important Notice Regarding the Availability of Proxy Materials

For the Annual Meeting of Stockholders to be Held on May 22, 2013

The Notice of Annual Meeting of Stockholders, our Proxy Statement and our Annual Report are available at:

www.proxyvote.com

ENDEAVOUR INTERNATIONAL CORPORATION 811 MAIN STREET, SUITE 2100 HOUSTON, TX 77002

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M57588-P38516                    KEEP THIS PORTION FOR YOUR RECORDS

— — — — —  —  —  — — —  —  —  — — — —  —  — —  —  —  —  —  — —  —  — —  —  —  —  —  —  —  — — —  — — — — — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

ENDEAVOUR INTERNATIONAL CORPORATION	For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:	All	All	Except
Director Nominee:	☐	☐	☐
1. Election of Director
Nominee:
01) William L. Transier

The Board of Directors recommends you vote FOR proposal 2.					For	Against	Abstain
2. Ratification of the appointment of Ernst & Young, LLP as the Company’s independent registered public accounting firm for fiscal 2013.					☐	☐	☐

NOTE: The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report furnished herewith.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE.

For address changes/comments, mark here. (see reverse for instructions)			☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

to be Held on May 22, 2013:

The Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report are available at www.

proxyvote.com.

To obtain directions to attend the meeting and vote in person, please contact investor relations at

(713) 307-8700 or via e-mail at IRendeavourcorp.com

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M57589-P38516

ENDEAVOUR INTERNATIONAL CORPORATION

811 Main Street, Suite 2100, Houston, Texas 77002

This Proxy is Solicited By and on Behalf of the Board of Directors for the

Annual Meeting of Stockholders to be held on May 22, 2013

The undersigned hereby appoints William L. Transier and Catherine L. Stubbs, either or both of them, proxies of the undersigned with full power of substitution, to vote all shares of Endeavour International Corporation Common Stock, Series B Preferred Stock or Series C Convertible Preferred Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Endeavour International Corporation to be held at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas on Wednesday, May 22, 2013 at 10:00 a.m., local time, or at any adjournment or postponement thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

This proxy will be voted as indicated by the stockholder(s). If no choice is indicated on the reverse side, this proxy will be voted “FOR” the director nominee listed in Proposal 1, “FOR” Proposal 2 and at the discretion of the proxy holders with regard to any other matter that may properly come before the meeting or any adjournment or postponement thereof.

Address Changes/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side